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                                 $82,500,000

                 THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                        Dated as of November 29, 1994

                                    Among

                                  MESA INC.

                                     and

                              MESA OPERATING CO.

                                     and

                  THE BANKS NAMED IN THIS CREDIT AGREEMENT

                                     and

                     SOCIETE GENERALE, SOUTHWEST AGENCY

                                  as Agent






















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
                             TABLE OF CONTENTS
                                                                       Page
                                ARTICLE I                              ----
                     DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.     Certain Defined Terms...............................   3
Section 1.02.     Computation of Time Periods.........................  23
Section 1.03.     Accounting Terms; Changes in GAAP...................  23
Section 1.04.     Miscellaneous.......................................  23

                                  ARTICLE II
                   THE ADVANCES AND THE LETTERS OF CREDIT

Section 2.01.     The Advances........................................  24
Section 2.02.     Method of Borrowing.................................  24
Section 2.03.     Fees................................................  27
Section 2.04.     Reduction of Commitments............................  27
Section 2.05.     Repayment of Advances; Reborrowings.................  28
Section 2.06.     Interest on Advances................................  29
Section 2.07.     Prepayments.........................................  31
Section 2.08.     Compensation........................................  32
Section 2.09.     Increased Costs.....................................  33
Section 2.10.     Payments and Computations...........................  34
Section 2.11.     Taxes...............................................  35
Section 2.12.     Sharing of Payments, Etc. ..........................  37
Section 2.13.     Letters of Credit...................................  38
Section 2.14.     The Obligors Jointly and Severally Liable...........  41
Section 2.15.     Use of Proceeds.....................................  41
Section 2.16.     Interest on Overdue Amounts.........................  41

                                 ARTICLE III
                            CONDITIONS OF LENDING

Section 3.01.     Conditions Precedent to the Effectiveness of this
                    Agreement.........................................  42
Section 3.02.     Conditions Precedent to Each Borrowing..............  42
Section 3.03.     Conditions Precedent to Certain Borrowings..........  43
Section 3.04.     Conditions Precedent to Letters of Credit...........  44

                                 ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES

Section 4.01.     Organization, etc. .................................  45
Section 4.02.     Authorization; No Conflict..........................  45
Section 4.03.     Validity and Binding Nature.........................  46
Section 4.04.     Financial Statements................................  46
Section 4.05.     Status of Title to Properties.......................  46
Section 4.06.     Governmental Approvals..............................  47
Section 4.07.     Pending or Threatened Litigation....................  47
Section 4.08.     Pension Plans.......................................  47
Section 4.09.     Investment Company Act..............................  48
Section 4.10.     Public Utility Holding Company Act..................  48
Section 4.11.     True and Complete Disclosure........................  48
Section 4.12.     Defaults............................................  49
Section 4.13.     Investments and Guaranties..........................  49
Section 4.14.     Liabilities.........................................  49
Section 4.15.     Permits, Licenses, etc. ............................  50
Section 4.16.     Taxes...............................................  50
Section 4.17.     Issuance of Notes...................................  50
Section 4.18.     Condition of Property; Casualties...................  51
Section 4.19.     Insurance...........................................  51
Section 4.20.     Principal Place of Business.........................  51
Section 4.21.     Documents...........................................  51
Section 4.22.     The Security Documents..............................  52
Section 4.23.     Federal Regulations.................................  52
Section 4.24.     Environmental Condition.............................  52
Section 4.25.     Senior Debt.........................................  53
Section 4.26.     Ownership of HCLP Limited Partnership Interests.....  54

                                 ARTICLE V
                           AFFIRMATIVE COVENANTS

Section 5.01.     Financial Statements and Other Information..........  54
Section 5.02.     Compliance with Laws, Etc. .........................  58
Section 5.03.     Maintenance of Insurance............................  59
Section 5.04.     Preservation of Existence, Etc. ....................  59
Section 5.05.     Payment of Taxes, Etc. .............................  59
Section 5.06.     Visitation and Discussion...........................  60
Section 5.07.     Maintenance of Property.............................  60
Section 5.08.     Collateral..........................................  60
Section 5.09.     Title Assurances....................................  60
Section 5.10.     Tangible Equity.....................................  60
Section 5.11.     Lock Box Account....................................  60
Section 5.12.     Further Assurances..................................  60
Section 5.13.     HCLP Related Collateral.............................  61

                                  ARTICLE VI
                              NEGATIVE COVENANTS

Section 6.01.     Limitation on Sale or Transfer of Property..........  61
Section 6.02.     Restrictions on Dividends, Distributions
                    and Redemptions...................................  62
Section 6.03.     Restrictions on Investments, Loans or Advances by MI or
                    Guaranteeing Affiliates...........................   6
Section 6.04.     Restrictions on Investments, Loans or Advances by the
                    Borrower and its Subsidiaries.....................  63
Section 6.05.     Limitation on Accommodation Obligations.............  64
Section 6.06.     Limitation on Merger and Consolidation..............  65
Section 6.07.     Limitation on Liens.................................  65
Section 6.08.     Prohibition Upon Payments on the Subordinated Notes.  67
Section 6.09.     Operating Losses....................................  67
Section 6.10.     Limitation on Indebtedness..........................  68
Section 6.11.     Amendments..........................................  68
Section 6.12.     Compliance with ERISA...............................  68
Section 6.13.     Other Agreements....................................  68
Section 6.14.     Available Cash......................................  68

                                ARTICLE VII
                            EVENTS OF DEFAULT

Section 7.01.     Events of Default...................................  69
Section 7.02.     Optional Acceleration...............................  72
Section 7.03.     Automatic Acceleration..............................  72
Section 7.04.     Cash Collateral.....................................  73
Section 7.05.     Non-exclusivity of Remedies.........................  73

                                ARTICLE VIII
                                  THE AGENT

Section 8.01.     Authorization and Action............................  74
Section 8.02.     Agent's Reliance, Etc. .............................  74
Section 8.03.     Societe Generale and Its Affiliates.................  75
Section 8.04.     Bank Credit Decision................................  75
Section 8.05.     Indemnification.....................................  75
Section 8.06.     Successor Agent.....................................  76

                                 ARTICLE IX
                               MISCELLANEOUS

Section 9.01.     Amendments, Etc. ...................................  76
Section 9.02.     Notices, Etc. ......................................  77
Section 9.03.     No Waiver; Remedies.................................  77
Section 9.04.     Costs and Expenses..................................  78
Section 9.05.     Right of Set-off....................................  78
Section 9.06.     Binding Effect......................................  78
Section 9.07.     Bank Assignments and Participations.................  79
Section 9.08.     Indemnification.....................................  81
Section 9.09.     Liability of the Agent as Issuing Bank..............  83
Section 9.10.     Survival of Certain Provisions......................  84
Section 9.11.     Execution in Counterparts...........................  84
Section 9.12.     Survival of Representations, etc. ..................  84
Section 9.13.     Severability........................................  84
Section 9.14.     Release of Guarantors...............................  84
Section 9.15.     Joinder by MI.......................................  85
Section 9.16.     Disclosures.........................................  85
Section 9.17.     Business Loans......................................  85
Section 9.18.     Usury Not Intended..................................  85
Section 9.19.     Governing Law.......................................  86
Section 9.20.     Waivers.............................................  87

EXHIBITS:

Exhibit A     -     Commitments
Exhibit B     -     Address Information
Exhibit C     -     Form of Promissory Note
Exhibit D     -     Form of Notice of Borrowing
Exhibit E     -     Form of Request for Letter of Credit
Exhibit F     -     Form of Guaranty
Exhibit G     -     [INTENTIONALLY LEFT BLANK]
Exhibit H     -     [INTENTIONALLY LEFT BLANK]
Exhibit I     -     [INTENTIONALLY LEFT BLANK]
Exhibit J     -     Form of Assignment and Acceptance
Exhibit K-1   -     Certificate of the Borrower
Exhibit K-2   -     Certificate of MI
Exhibit L     -     [INTENTIONALLY LEFT BLANK]
Exhibit M     -     Form of Borrower's Counsel Opinion
Exhibit N     -     Form of Agent's Counsel Opinion
Exhibit O     -     Subordination Provisions
Exhibit P     -     Form of Deposit Account Agreement
Exhibit Q     -     Assignment and Assumption Agreement
Exhibit R     -     Form of Lockbox Report
Exhibit S     -     Form of HCLP Partners Agreement

SCHEDULES:

Schedule 1.01(a)  -     "B" Contract and Related Documents
Schedule 1.01(b)  -     Existing Letters of Credit
Schedule 1.01(c)  -     Existing Litigation
Schedule 1.01(d)  -     Existing West Panhandle Mortgages
Schedule 1.01(e)  -     Existing Indebtedness
Schedule 1.01(f)  -     Supply Contract and Related Documents
Schedule 4.01     -     Subsidiaries of the Borrower and of MI
Schedule 4.22(a)  -     Filing Locations for MI Pledge  Agreement
Schedule 4.22(b)  -     Filing Locations for Mortgage
Schedule 4.24(a)  -     Existing Environmental Concerns
Schedule 4.24(b)  -     Designated Environmental Sites
Schedule 6.04     -     Existing Loans and Advances
Schedule 6.05     -     Existing Accommodation Obligations

                 THIRD AMENDED AND RESTATED CREDIT AGREEMENT

     This Third Amended and Restated Credit Agreement dated as of November 29, 1994 is among Mesa Inc., a Texas corporation ("MI"), and Mesa Operating Co., a Delaware corporation ("MOC" being herein sometimes called the "Borrower" and collectively with MI sometimes called the "Obligors"), the Banks (as herein defined), and Societe Generale, Southwest Agency, as Agent for the Banks.

                            PRELIMINARY STATEMENTS

     1. MI is a corporation formed in 1991 which, by transfer and assignment, owns substantially all of the assets of and assumed substantially all of the liabilities of Mesa Limited Partnership, previously a Delaware limited partnership ("MLP"), of which Pickens Operating Company, a Texas corporation ("POC") and Boone Pickens were the sole general partners.

     2. MOC is a corporation formed in 1994 which, by merger in accordance with the Agreement of Merger dated as of January 5, 1994 among MI, MOLP, and certain other affiliates of MI, owns all of the assets of and assumed all of the liabilities of Mesa Operating Limited Partnership, a Delaware limited partnership ("MOLP") of which Boone Pickens and POC were the sole general partners.

     3. MLP, MOLP, the Banks and the Agent previously entered into a Credit Agreement dated as of June 3, 1991 ("Original Credit Agreement") pursuant to which the Banks committed to make Advances to MOLP on the terms and conditions set forth therein. The initial Borrowing under the Original Credit Agreement was in the amount of $100,000,000 and was utilized to repay a portion of the indebtedness then outstanding under the Former Credit Agreement (as defined hereafter).

     4. The Banks and the Agent previously consented, to the transfer by MLP of substantially all of its assets and liabilities to MI, and to MLP's subsequent dissolution (together with related transactions), all as more fully described in MLP's and MI's Proxy Statement/Prospectus dated October 11, 1991, as the same was supplemented by Supplement dated November 8, 1991, on the condition that (a) MI assumed all of the obligations of MLP under the Original Credit Agreement and (b) the parties entered into an agreement to effect certain amendments to the Original Credit Agreement.

     5. In November, 1991, MI became a party to the Original Credit Agreement in lieu of MLP and the parties amended and restated the Original Credit Agreement in the form of the Amended and Restated Credit Agreement dated as of November 15, 1991 among MI, MOLP, the Banks and the Agent, as subsequently amended by Amendment No. 1 dated as of June 16, 1992 executed by MI, MOLP, the Required Banks and the Agent (as so amended, the "First Amended and Restated Credit Agreement").

     6. As of May 1, 1993, the parties amended and restated the Amended and Restated Credit Agreement in the form of the Second Amended and Restated Credit Agreement dated as of May 1, 1993 among MI, MOLP, the Banks, and the Agent, as subsequently amended by the First Amendment Agreement dated as of March 31, 1994 executed by MI, the Borrower (as successor to MOLP), the Agent and the Banks (as so amended, the "Second Amended and Restated Credit Agreement").

     7. The Banks and the Agent previously consented to the transfer by MOLP of all of its assets and liabilities to MOC and to MOLP's subsequent dissolution all as more fully described in the Assignment and Assumption Agreement (as defined hereafter), on the condition that MOC assumed all of the obligations of MOLP under the Second Amended and Restated Credit Agreement.

     8. MI and the Borrower have requested that the Banks (i) increase the aggregate Commitments to $82,500,000 and (ii) make certain other amendments to the Second Amended and Restated Credit Agreement.

     9. In order to effect such further amendments, the parties have agreed to restate the Second Amended and Restated Credit Agreement in its entirety, and this Third Amended and Restated Credit Agreement constitutes for all purposes an amendment to the Original Credit Agreement, as amended by the Amended and Restated Credit Agreement and the Second Amended and Restated Credit Agreement, and not a new or substitute agreement and each reference to an "Advance" herein shall include each Advance made heretofore under the Original Credit Agreement, as amended by the Amended and Restated Credit Agreement and the Second Amended and Restated Credit Agreement, as well as each Advance made hereafter under this Third Amended and Restated Credit Agreement.

     In consideration of these premises and the mutual covenants and agreements contained herein, the Obligors, the Banks, and the Agent agree as follows:


                                  ARTICLE I
                      DEFINITIONS AND ACCOUNTING TERMS

     Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Acceptable Security Interest" in any Property means a Lien (a) which exists in favor of the Agent for the benefit of the Banks, (b) which is superior to all other Liens other than Permitted Liens, (c) which secures the Advances, all other amounts owed by the Obligors under this Agreement and the other Credit Documents, and all costs, expenses and amounts provided for in the Security Documents, and (d) which is filed of record or perfected.

     "Accommodation Obligation" means, as to any Person, any obligation, contingent or otherwise, of such Person entered into for the purpose of guaranteeing or assuring, or in effect guaranteeing or assuring, any owner or holder of any Indebtedness of any other Person (the "primary obligor") of the payment of such Indebtedness or to protect such owner or holder against loss in respect thereof, whether directly or indirectly, and including, without duplication and without limiting the generality of the foregoing, any obligation of such Person, direct or indirect, contingent or otherwise, for the benefit of any owner or holder of Indebtedness of a primary obligor,
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (ii) to purchase property, securities or services for the purpose of assuring any owner or holder of such Indebtedness of the payment of such Indebtedness, or
(iii) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner or holder thereof against loss in respect thereof; provided that the term Accommodation Obligation shall not include endorsements for collection or deposit, in either case, in the ordinary course of business.

     "Adjusted Prime Rate" means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate plus one half of one percent (1/2%) in effect on such day.

     "Advance" means an advance by a Bank to the Borrower pursuant to
Article II, and refers to a Prime Rate Advance or a Eurodollar Rate Advance.

     "Affiliate" of any Person means any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which is under common control within the meaning of the regulations under Section 414 of the Code.

     "Agent" means Societe Generale, Southwest Agency in its capacity as an agent pursuant to Article VIII and any successor agent pursuant to Section 8.06.

     "Agreement" means this Third Amended and Restated Credit Agreement dated as of November 29, 1994 among MI, the Borrower, the Banks, and the Agent, as it may be amended or supplemented from time to time.

     "Applicable Lending Office" means, with respect to each Bank, such Bank's Domestic Lending Office in the case of a Prime Rate Advance, and such Bank's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

     "Applicable Margin" means (i) with respect to any Eurodollar Rate Advance two and one-half percent (2-1/2%) and (ii) with respect to any Prime Rate Advance, one half of one percent (1/2%).

     "Assignment and Acceptance" means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Agent, in substantially the form of the attached Exhibit J.

     "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement dated as of January 5, 1994 among MOLP, MOC, MI, and the Agent and the Banks in the form of Exhibit Q attached hereto.

     "Authorized Officer" means (i) with respect to MI, the Chairman, the President, any Vice President, the Treasurer or the Controller of MI, and
(ii) with respect to the Borrower, the Chairman, the President, any Vice President, the Treasurer or the Controller of the Borrower.

     "Available Cash" means, at any date, the sum of (i) the amount of all cash, cash equivalents and Permitted Investments of MI and its Subsidiaries other than HCLP at such date and (ii) Unrestricted Cash of HCLP at such date.

     ""B" Contract" means that certain Agreement, dated January 3, 1928, between Canadian River Gas Company, as Seller, and Amarillo Oil Company, as Buyer, as heretofore supplemented and amended by the instruments listed in
Schedule 1.01(a) hereto, applicable to said parties' interests in (including but not limited to, the sale and purchase of) natural gas produced from certain acreage in the West Panhandle Field of Texas that is required to supply customers located in the City of Amarillo or its environs in the State of Texas.

     "Banks" means each bank listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.07.

     "Borrower" has the meaning set forth in the Preliminary Statements to this Agreement.

     "Borrower Pledge Agreement" means the Amended and Restated Pledge Agreement dated as of March 2, 1994, executed by the Borrower and the Agent, as the same may be modified, amended or supplemented from time to time.

     "Borrowing" means a borrowing consisting of Advances of the same Type made by the Banks on the same day ratably according to their respective Commitments (subject to the last sentence of Section 2.02(d)).

     "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and Dallas, Texas and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by banks in the London interbank market.

     "Calendar Quarter" means a three-month period ending on the last day of any March, June, September or December.

     "Capital Lease" means, as to any Person, a lease of any property by that Person as lessee that is, or should be, in accordance with GAAP (including Financial Accounting Standards Board Statement No. 13, as amended or superseded from time to time), recorded as a "capital lease" on the balance sheet of that Person prepared in accordance with GAAP consistently applied.

     "Cash Collateral Account" means a special noninterest bearing cash collateral account maintained at the Agent's office pursuant to Section 7.04.

     "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules, regulations, and requirements thereunder in each case as now or hereafter in effect.

     "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

     "Collateral" means the Collateral (as such term is defined in the MI Pledge Agreement and the Borrower Pledge Agreement, respectively), and the Mortgaged Property (as defined in the Mortgage).

     "Commitment" means, for any Bank at the time any determination thereof is to be made, the amount of such Bank's commitment hereunder to extend credit to the Borrower by means of Advances and Letters of Credit, which, subject to the provisions hereof, shall be the amount set forth opposite the name of such Bank under the heading "Amount of Commitment" on Exhibit "A" attached hereto (or, if such Bank has entered into one or more Assignments and Acceptances, set forth for such Bank in the Register), as such amount is reduced or terminated pursuant to Section 2.04 or Article VII, and "Commitments" means the sum of the Commitments for each Bank.

     "Consolidated MI" means MI and its Subsidiaries, taken as a whole.

     "Control Percentage" means, with respect to any Person, the percentage of the outstanding capital stock (or other equivalent interests) of such Person having ordinary voting power which gives the direct or indirect holder of such stock (or equivalent interests) the power to elect a majority of the Board of Directors or other Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such Person.

     "Controlled Group" means any entity which, together with the Borrower, is considered under common control under Sections 414(b), (c), or (m) of the Code.

     "Credit Documents" means this Agreement, the Notes, the Security Documents, the Guaranties, the Letter of Credit Documents, the Letters of Credit, and each other agreement, instrument or document executed by MI or the Borrower or any Guaranteeing Affiliate at any time in connection with this Agreement.

     "Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Default Rate" means for any amount of the Obligations which is not paid when due, to the fullest extent permitted by law, a rate per annum equal at all times to the lesser of (a) the Maximum Rate or (b) in the case

     "Deposit Account Agreement" means any agreement executed by an Obligor in the form of Exhibit P attached hereto.

     "Dollar Equivalent" means for all purposes of this Agreement, the equivalent in another currency of an amount in Dollars to be determined by reference to the rate of exchange quoted by Societe Generale, New York Branch, in New York City, at 9:00 a.m. (New York City time) on the date of determination, to prime banks in New York City for the spot purchase in the New York foreign exchange market of such amount of Dollars with such other currency.

     "Dollars" and "$" means lawful money of the United States of America.

     "Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" under its name on Exhibit B or such other office of such Bank as such Bank may from time-to-time specify to the Obligors and the Agent.

     "Effective Date" means the date all of the conditions precedent to effectiveness of this Agreement set forth in Section 3.01 have been satisfied, and the Agent shall have confirmed the same in writing to the Obligors and the Banks.

     "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any State thereof, and having capital and surplus of not less than $500,000,000 and approved by the Agent, which approval will not be unreasonably withheld, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development and having capital and surplus (or its equivalent) of not less than $500,000,000 (or its Dollar Equivalent) and approved by the Agent, which approval will not be unreasonably withheld, and
(c) a finance company, insurance company, other financial institution or fund which is regularly engaged in making or purchasing loans and which finance company, insurance company, or fund is approved (i) by the Agent, which approval will not be unreasonably withheld and (ii) by the Borrower, which approval will not be unreasonably withheld, until the occurrence of an Event of Default pursuant to either Section 7.01(e) or (i), in which case no approval by the Borrower shall be required.

     "Environment" or "Environmental" shall have the meanings set forth in any applicable Environmental Law.

     "Environmental Claim" means any third party (including without limitation employees and Governmental Authorities) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational or Mine Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which may result in the imposition of liability under any Environmental Law.

     "Environmental Law" means all Legal Requirements, arising from, relating to, or in connection with the Environment, including without limitation CERCLA, RCRA, OPA and SDWA, and others relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous or toxic substances, materials or wastes; (d) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes; or (e) environmental requirements associated with the exploration, development or production of crude oil, natural gas, coal or other Hydrocarbons or minerals.

     "Environmental Permit" means any permit, license, order, approval or other authorization under Environmental Law, including without limitation schedules of compliance and plans for operating, monitoring, assessment, closure, corrective action, reclamation, plugging and abandonment.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

     "Eurodollar Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" under its name on Exhibit B (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Obligors and the Agent.

     "Eurodollar Rate" means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum determined by the Agent equal to (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) the rate per annum at which deposits in Dollars are offered by Societe Generale's London Branch in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Advance of Societe Generale, Southwest Agency comprising part of such Borrowing and for a period equal to such Interest Period.

     "Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.06(b).

     "Eurodollar Rate Reserve Percentage" of any Bank for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

     "Events of Default" has the meaning specified in Section 7.01.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended and from time to time in effect.

     "Existing West Panhandle Mortgages" means the mortgages executed by the Borrower and described and filed as set forth on Schedule 1.01(d).

     "Expiration Date" means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

     "Exploration Costs" means the costs of unsuccessful exploratory wells (dry hole costs), periodic lease impairment and all other exploratory costs including geological and geophysical costs and delay rentals which are expenses in accordance with GAAP under the successful efforts method of accounting.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

     "Financial Statements" means the consolidated balance sheet of MI and its Subsidiaries and the related consolidated statements of income, reinvested earnings and changes in financial position dated December 31, 1993 referred to in Section 4.04, copies of which have been delivered to the Agent and the Banks.

     "First Amended and Restated Credit Agreement" shall have the meaning set forth in the Preliminary Statements to this Agreement.

     "Former Credit Agreement" means the Revolving Credit Agreement dated as of July 28, 1988, as amended, among MLP, MOLP, the Lenders (as defined in such Revolving Credit Agreement), TCB, as Agent and TCB, as Collateral Agent, which agreement terminated on June 12, 1991.

     "Fund," "Trust Fund," or "Superfund" means the Hazardous Substance Response Trust Fund, established pursuant to 42 U.S.C. Sec. 9631 (1982) and the Post-closure Liability Trust Fund, established pursuant to 42 U.S.C. Sec.9641 (1982), which statutory provisions have been amended or repealed by SARA, and the "Fund," "Trust Fund," or "Superfund" are now maintained pursuant to Sec. 9507 of the Code.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

     "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Bank, the Borrower, MI, or any of their respective Subsidiaries, assets or properties.

     "Governmental Proceedings" means any action or proceedings by or before any Governmental Authority, including, without limitation, the promulgation, enactment or entry of any Legal Requirement.

     "Guaranteeing Affiliate" means any Wholly-Owned Subsidiary of MI which is required to execute and deliver a Guaranty pursuant to Section 6.03.

     "Guaranty" means any guarantee, and collectively all guarantees, substantially in the form of Exhibit F hereto, of the indebtedness of the Borrower and MI under this Agreement required of any Guaranteeing Affiliate pursuant to Section 6.03.

     "Gulf Coast Production Payment" means any dollar denominated production payment obligations recorded as liabilities in accordance with GAAP and any volumetric production payment obligations recorded as deferred revenue in accordance with GAAP, in each case together with all undertakings and obligations in connection therewith not to exceed in the aggregate the sum of $25,000,000, provided that such production payment obligations relate to Oil and Gas Properties of MI, the Borrower or any of its Subsidiaries located on the offshore and coastal onshore regions of the Gulf of Mexico.

     "Hazardous Substance" means the substances identified as such pursuant to CERCLA, and those regulated under any other Environmental Law, including without limitation hazardous waste, pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials (naturally occurring or otherwise), brine and brine solutions, and wastes from the exploration, development or production of crude oil, natural gas, coal or other Hydrocarbons or minerals.

     "HCLP" means Hugoton Capital Limited Partnership, a Delaware limited partnership of which MOC and Mesa Holding are the limited partners and Hugoton Management Company, a Texas corporation owned by MI, is the general partner.

     "HCLP Partners Agreement" means that certain agreement among the partners of HCLP dated as of the date hereof and in the form of Exhibit S attached hereto.

     "HCLP Partnership Interests" means limited partnership interests in HCLP which are owned by the Borrower or any other Subsidiary of MI.

     "HCLP Secured Notes" means notes of HCLP in an aggregate principal amount equal to $520,180,000 outstanding as of September 30, 1994.

     "Honor Date" has the meaning given to such term in Section 2.13(c) hereof.

     "Hugoton Properties" means all of the natural gas interests and reserves owned by HCLP in what is known as the Hugoton Field in southwest Kansas, including without limitation any gathering and compression systems and gas processing plants and associated operating agreements and sales contracts.

     "Hydrocarbons" means oil, gas, and other liquid or gaseous hydrocarbons.

     "Indebtedness" means, as to any Person, (a) all indebtedness of such Person for borrowed money, (b) that portion of the obligations of such Person under Capital Leases which is properly recorded as a liability on a balance sheet of that Person prepared in accordance with GAAP, (c) any obligation of such Person that is evidenced by a promissory note, bond, debenture or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of Property or services, (e) all indebtedness of such Person that is secured by a Lien on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is nonrecourse to the credit of such Person, but only to the extent of the lesser of (i) the fair market value of the assets so subject to the Lien and (ii) the amount of the secured indebtedness, (f) obligations of such Person arising under acceptance facilities or under facilities for the sale of accounts receivable at a discount of such Person,
(g) obligations of such Person for unreimbursed draws or payment obligations under letters of credit, guarantees or surety bonds, but only to the extent of such unreimbursed draws or payment obligations issued for the account of such Person, and (h) liabilities in respect of unfunded vested benefits under Plans to the extent shown as a liability on a balance sheet of such Person which has been prepared in accordance with GAAP.

     "Indentures" means, collectively, the Unsecured Indenture, the Secured Indenture and the 13-1/2% Indenture.

     "13-1/2% Indenture" means the Indenture dated as of May 1, 1989 among MI (as successor to MLP), the Borrower (as successor to MOLP), Mesa Capital and the 13-1/2% Indenture Trustee relating to the 13-1/2% Notes, as amended and supplemented by a First Supplemental Indenture dated as of December 31, 1991, and a Second Supplemental Indenture dated as of April 30, 1992, a Third Supplemental Indenture dated as of January 5, 1994 as further amended or supplemented from time to time in accordance with its terms.

     "13-1/2% Indenture Trustee" means TCB, as Trustee under the 13-1/2% Indenture, or any successor thereto in such capacity.

     "Initial Reserve Report" means the Reserve Report dated December 31, 1993 prepared by DeGolyer & MacNaughton and previously delivered to the Banks.

     "Intercreditor Agreement" means the Intercreditor Agreement dated as of May 1, 1993 among the Agent, the Secured Trustee and the Unsecured Indenture Trustee, as it may be amended from time to time in accordance with its terms.

     "Interest Period" means, for each Advance comprising part of the same Borrowing, the period commencing on the date of such Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be (a) in the case of a Prime Rate Advance, a period of time commencing on the date such Prime Rate Advance is made and ending on the last day of each March, June, September or December, whichever occurs first; and (b) in the case of a Eurodollar Rate Advance, a period of time commencing on the date such Eurodollar Rate Advance is made and ending on the day which is one (1), two
(2), three (3), six (6) months, or, subject to availability as determined by the Agent, twelve (12) months thereafter, in each case as the Borrower may select, upon notice received by the Agent not later than 10:00 a.m. (Dallas, Texas time) on the Business Day prior to the first day of such Interest Period, in the case of any Prime Rate Advance, and on the third Business Day prior to the first day of such Interest Period, in the case of any Eurodollar Rate Advance, provided, however, that:

          (i) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration; provided, however, that there may be more than one Borrowing on the same day;

          (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, except that in the case of any Interest Period for a Eurodollar Rate Advance, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

          (iii) in the case of any Eurodollar Rate Advance, any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

          (iv) any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date.

     "LC Obligation" has the meaning given to such term in Section 2.13(c) hereof.

     "Legal Requirement" means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulation U and Regulation X.

     "Letter of Credit" means, individually, any letter of credit issued by the Agent which is subject to this Agreement, and "Letters of Credit" means all such letters of credit collectively.

     "Letter of Credit Documents" means, with respect to any Letter of Credit, such Letter of Credit and any applications, agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.

     "Letter of Credit Exposure" means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time and (b) the aggregate unpaid amount of all LC Obligations at such time.

     "Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance or other type of arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement).

     "Majority Banks" means, at any time, Banks (which must include the Agent) holding at least 51% of the then aggregate unpaid principal amount of the Notes held by the Banks at such time, or, if no such principal amount is then outstanding, Banks (which must include the Agent) having at least 51% of the aggregate amount of the Commitments at such time.

     "Margin Debt" means Indebtedness secured by Margin Stock to the extent permissible under the regulations of the Federal Reserve Board.

     "Margin Stock" means "margin stock" as such term is defined in Regulation U.

     "Material Adverse Change" shall mean (a) a material adverse change in the business, financial condition, or results of operations of either MI or the Borrower, or of the Borrower and its Subsidiaries taken as a whole, or of MI and its Subsidiaries taken as a whole, in each case since the date of the Financial Statements, or (b) the occurrence of any event or circumstance which could reasonably be expected to have a material adverse effect on either Obligor's ability to perform its obligations under this Agreement, any Note or any other Credit Document; provided that no decrease in Tangible Adjusted Equity or Available Cash of the Obligors shall constitute a Material Adverse Change if such decrease does not result in a default under
Section 5.10 or 6.14, respectively, hereof, and no such increase in Indebtedness shall constitute a Material Adverse Change if such increase does not result in a default under Section 6.10 hereof.

     "Maturity Date" means the earlier of (a) June 23, 1997 or (b) the termination in whole of the Commitments pursuant to Section 2.04 or Article VII.

     "Maximum Rate" means the maximum nonusurious interest rate under applicable law.

     "Mesa Capital" means Mesa Capital Corporation, a Delaware corporation and a Wholly-Owned Subsidiary of the Borrower.

     "Mesa Holding" means Mesa Holding Co., a Delaware corporation (successor by merger of Mesa Holding Limited Partnership and Mesa
Midcontinent Limited Partnership, each formerly a Delaware limited partnership), and a Wholly-Owned Subsidiary of MI.

     "MI Pledge Agreement" means the Third Amended and Restated Pledge Agreement dated as of November 29, 1994, as same may be modified, amended or supplemented from time to time, executed by MI and the Agent.

     "MLP" means Mesa Limited Partnership, formerly a Delaware limited partnership.

     "Mortgage" means the Deed of Trust, Assignment of Production, and Financing Statement dated as of June 3, 1991 executed by MOLP for the benefit of the Agent, as amended by the First Amendment to Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of December 31, 1991 and the Second Amendment to Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of May 1, 1993, as the same may be further amended or modified from time to time and in effect.

     "Mortgaged Property" means all of the properties, rights and interests
described in   II of the Mortgage, together with any additions thereto
which may be subjected to the Lien of the Mortgage.

     "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

     "Note" means a promissory note of the Obligors payable to the order of any Bank, in substantially the form of the attached Exhibit C, evidencing the aggregate indebtedness of the Obligors to such Bank resulting from the Advances made by such Bank to the Borrower.

     "13-1/2% Notes" means the 13-1/2% subordinated notes in the aggregate principal amount of up to $300,000,000 due May 1, 1999 and issued by MOLP, MI (as successor to MLP) and Mesa Capital pursuant to the 13-1/2% Indenture together with any replacement notes therefor issued pursuant to the 13-1/2% Indenture.

     "Notice of Borrowing" has the meaning specified in Section 2.02(a).

     "Obligations" means all Advances, all LC Obligations and all other amounts payable by either or both of the Obligors to the Banks or the Agent hereunder and under the other Credit Documents.

     "Oil and Gas Properties" means with respect to any Person all oil, gas and mineral leasehold and fee interests, all overriding royalty interests, mineral interests, royalty interests, net profits interests, oil payments, production payments, carried interests and any and all other interests in Hydrocarbons, as well as the "B" Contract and the Supply Contract, whether any of the same be real or personal property, now owned or hereafter acquired by such Person directly or indirectly.

     "OPA" means the Oil Pollution Act of 1990, as amended, state and local analogs, and all rules, regulations and requirements thereunder, in each case as now or hereafter in effect.

     "Participant" has the meaning set forth in Section 9.07(e).

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Permitted Indebtedness" means (i) presently existing Indebtedness as set forth in Schedule 1.01(e) hereto, (ii) Indebtedness (including reimbursement obligations arising under the Letter of Credit Documents) arising under this Agreement, (iii) Indebtedness evidenced by the Subordinated Notes, (iv) intercompany Indebtedness not prohibited by Sections 6.03 and 6.04, (v) current accounts payable and expense accruals arising in the ordinary course of business provided such accounts payable have not remained unpaid for a period of one hundred twenty (120) days after the same became due unless currently being contested in good faith by appropriate proceedings; (vi) Margin Debt of MI or any Subsidiary of MI not to exceed $20,000,000 in aggregate principal amount at any one time outstanding; and (vii) renewals, extensions and refinancings of the foregoing Permitted Indebtedness on terms that taken as a whole are substantially similar to, or more favorable from the standpoint of MI, than the terms taken as a whole of the Indebtedness refinanced, provided that the principal amount or accreted value at the time of issuance of such Indebtedness is not increased, and provided further that with respect to any refinancing of any Subordinated Notes, the subordination terms are the same as those of the Subordinated Notes refinanced or otherwise acceptable to the Majority Banks.

     "Permitted Investments" means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States; (b) (i) negotiable or non-negotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof ("bank debt securities"), issued by (A) any Bank or Subsidiary thereof or (B) any other bank or trust company or Subsidiary thereof, which has a combined capital, surplus and undivided profit of not less than $500,000,000 or the foreign currency equivalent thereof, if at the time of deposit or purchase, such bank debt securities are rated not less than "A" (or the then equivalent) by the rating service of Standard & Poor's Ratings Group or of Moody's Investors Service, and (ii) commercial paper issued by (A) any Bank or Subsidiary thereof or (B) any other Person if at the time of purchase such commercial paper is rated not less than "A-2" (or the then equivalent) by the rating service of Standard & Poor's Ratings Group or not less than "P-2" (or the then equivalent) by the rating service of Moody's Investors Service, or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Required Banks; (c) repurchase agreements relating to investments described in clauses (a) and
(b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital, surplus and undivided profit of not less than $500,000,000 or the foreign currency equivalent thereof, if at the time of entering into such agreement the debt securities of such Person are rated not less than "A" (or the then equivalent) by the rating service of Standard & Poor's Ratings Group or of Moody's Investors Service; (d) participations (purchased from any Bank without recourse to the selling Bank as a part of an established investment program of such Bank pursuant to which it regularly sells participations to other Persons for short term investment) in unsecured debt (not to include debt of any Person in excess of $10,000,000) of major corporate customers (whose debt instruments are, without support from the joint or guaranty liability of any other Person, rated "investment grade") of such Bank, bearing interest at or below the prime rate or similar rate of such Bank and having a maturity not later than ninety (90) days from the date of purchase thereof; (e) Securities listed on any national securities exchange or quoted by NASDAQ provided that such Securities shall constitute less than 5% of any class or series of Securities issued by any one issuer; (f) such other investments of similar quality as clauses (a) through (d) above as shall be approved by the Agent in writing with notice to the Banks; and (g) amounts on deposit in margin accounts relating to futures contracts not to exceed the amount permitted pursuant to Section 4.19 of the Secured Indenture in effect as of the date hereof.

     "Permitted Liens" means the Liens permitted to exist pursuant to
Section 6.07.

     "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority or any trustee, receiver, custodian or similar official.

     "Plan" means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or MLP or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

     "POC"  has the meaning set forth in the introduction to this Agreement.

     "Prime Rate" means a fluctuating interest rate per annum as shall be in effect from time-to-time equal to the rate of interest publicly announced by Societe Generale, New York Branch as its prime rate, whether or not the Borrower or MI has notice thereof.

     "Prime Rate Advance" means an Advance which bears interest as provided in Section 2.06(a).

     "Property," of any Person, means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

     "Proved Reserves" shall mean those Hydrocarbon reserves that have been proved to a high degree of certainty by analysis of the producing history of a reservoir and/or by volumetric analysis of adequate geologic and engineering data where commercial productivity has been established by actual production, by successful testing, or in certain cases by favorable core analyses and electric log interpretations when the producing characteristics of the formation are known from nearby fields and where, volumetrically, the structure, areal extent, volume and characteristics of the reservoir are well defined by a reasonable interpretation of adequate subsurface well control and by known continuity of hydrocarbon-saturated material above known fluid contacts, if any, or about the lowest known structural occurrence of Hydrocarbons.

     "Pro Rata Share" means, with respect to any Bank, either (a) the ratio (expressed as a percentage) of such Bank's Commitment at such time to the aggregate Commitments at such time, or (b) if the Commitments have been terminated, the ratio (expressed as a percentage) of such Bank's aggregate outstanding Advances and ratable share of Letter of Credit Exposure at such time to the aggregate outstanding Advances and Letter of Credit Exposure of all the Banks at such time.

     "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended, state and local analogs, and all rules, regulations, and requirements thereunder, in each case as now or hereafter in effect.

     "Register" has the meaning set forth in paragraph (c) of Section 9.07.

     "Regulation U" means Regulation U of the Federal Reserve Board, as the same is from time-to-time in effect, and all official rulings and interpretations thereunder or thereof.

     "Regulation X" means Regulation X of the Federal Reserve Board, as the same is from time-to-time in effect, and all official rulings and interpretations thereunder or thereof.

     "Release" shall have the meaning set forth in CERCLA or under any other Environmental Law.

     "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA, for which reporting has not been waived by applicable rule or regulation.

     "Request for Letter of Credit" has the meaning specified in Section
2.13(a).

     "Required Banks" means, at any time, Banks holding at least 66-2/3% of the then aggregate unpaid principal amount of the Notes held by the Banks at such time, or, if no such principal amount is then outstanding, Banks having at least 66-2/3% of the aggregate amount of the Commitments at such time.

     "Reserve Report" has the meaning given in Section 5.01(i) hereof.

     "Response" shall have the meaning set forth in CERCLA or under any other Environmental Law.

     "SDWA" means the Safe Drinking Water Act, as amended, state and local analogs, and all rules, regulations and requirements thereunder, in each case as now or hereafter in effect.

     "Second Amended and Restated Credit Agreement" shall have the meaning set forth in the Preliminary Statements to this Agreement.

     "Secured Indenture" means the Indenture dated as of May 1, 1993 among MI, MOLP and Mesa Capital, as issuers, and the Secured Trustee, as amended by the First Supplemental Indenture dated as of January 5, 1994 among MI, MOC (as successor to MOLP), Mesa Capital and the Secured Trustee, and relating to the Secured Notes, as further amended and supplemented from time to time in accordance with its terms.

     "Secured Notes" means the 12-3/4% Secured Discount Notes due June 30, 1998 issued pursuant to the Secured Indenture, together with any replacement notes therefor issued pursuant to the Secured Indenture.

     "Secured Trustee" means Harris Trust and Savings Bank, an Illinois banking corporation, in its capacity as trustee under the Secured Indenture, or any successor thereto in such capacity.

     "Securities" has the meaning ascribed to the term "Security" in the Exchange Act.

     "Security Documents" means (a) the Deposit Account Agreement, the Mortgage, the MI Pledge Agreement and the Borrower Pledge Agreement; (b) each other agreement, instrument, or document executed at any time in connection with the Deposit Account Agreement, the Mortgage, the MI Pledge Agreement and the Borrower Pledge Agreement; (c) the HCLP Partners Agreement; and (d) each other agreement, instrument or document executed at any time in connection with securing the Obligations.

     "Significant Guaranteeing Affiliate" means any Guaranteeing Affiliate with an obligation under its Guaranty in an amount exceeding $5,000,000.

     "Special Reserve Value Computation" means, at any date, the present value of the estimated future net cash flows from production of Proved Reserves, before income taxes, discounted at 10% and determined as of the most recently available December 31 Reserve Report in accordance with guidelines in effect as of the date of this Agreement promulgated by the Securities and Exchange Commission, except that the initial hydrocarbon sales prices to be used at such December 31 shall be the average actual prices realized during the year ended on such December 31, and such initial prices shall be escalated thereafter at (i) in the case of the December 31, 1994 Reserve Report, 4% per year and (ii) in the case of the Reserve Report at December 31, 1995 and 1996, an amount to be selected by the Agent in its reasonable discretion which shall not be less than 0% nor more than 10% per year, in each case compounded annually.

     "Subordinated Notes" means collectively the Secured Notes, the Unsecured Notes, and the 13-1/2% Notes.

     "Subsidiary" of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding shares of capital stock (or other equivalent interests) having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time capital stock (or other equivalent interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

     "Supply Contract" means collectively, those instruments identified on
Schedule 1.01(f) hereto, as heretofore supplemented and amended by the instruments listed in Schedule 1.01(f).

     "Tangible Adjusted Equity" means, as of any date, the excess, if any, of the assets of MI and its Subsidiaries on a consolidated basis over the liabilities of MI and its Subsidiaries on a consolidated basis, each to be determined in accordance with GAAP consistently applied; provided, however, that for purposes of any such Tangible Adjusted Equity, (i) such Tangible Adjusted Equity shall be adjusted as required by valuing the oil and gas reserves owned by MI and its Subsidiaries at the greater of (a) book value (determined in accordance with GAAP consistently applied) and (b) the Special Reserve Value Computation, and (ii) "assets" shall not include goodwill, patents, patent applications, trademarks, trade names, copyrights, franchises, licenses and rights in any thereof, and other similar assets which would be classified as intangible assets under GAAP consistently applied.

     "Taxes" has the meaning set forth in Section 2.11(a) hereof.

     "TCB" means Texas Commerce Bank National Association, a national banking association.

     "Termination Event" shall mean (i) a Reportable Event with respect to a Plan, or (ii) any prohibited transaction, as that term is defined in Section 4975 of the Code, or (iii) the withdrawal of the Borrower or MI or any member of the Controlled Group from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or
(iv) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (v) the institution of proceedings to terminate a Plan by the PBGC, or (vi) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

     "Type" means, with respect to an Advance, a Prime Rate Advance or a Eurodollar Advance.

     "Unrestricted Cash of HCLP" means, at the end of any period, the amount of cash at HCLP that is permitted by the terms of the mortgage securing the HCLP Secured Notes to be distributed by HCLP free of the lien of such mortgage.

     "Unsecured Indenture" means the Indenture dated as of May 1, 1993 among MI, MOLP and Mesa Capital, as issuers, and the Unsecured Indenture Trustee as amended by the First Supplemental Indenture dated as of January 5, 1994 among MI, MOC (as successor to MOLP), Mesa Capital and the Unsecured Indenture Trustee and relating to the Unsecured Notes, as amended and supplemented from time to time in accordance with its terms.

     "Unsecured Indenture Trustee" means American Stock Transfer & Trust Company, as Trustee under the Unsecured Indenture, or any successor thereto in such capacity.

     "Unsecured Notes" means the 12-3/4% Discount Notes due June 30, 1996 issued pursuant to the Unsecured Indenture together with any replacement notes therefor issued pursuant to the Unsecured Indenture.

     "Wholly-Owned Subsidiary" means, with respect to any Person, (a) each corporation all of the issued and outstanding capital stock (other than director's qualifying shares, or shares otherwise held by directors of such corporation in nominal amounts to comply with applicable local laws, or shares which are held by officers, directors or employees issued pursuant to stock option plans adopted by such corporation) of which is owned, directly or indirectly, by such Person; (b) each non-corporate entity (other than a limited partnership) all of the equity interest of which is owned directly or indirectly by such Person; and (c) each limited partnership at least 90% of the interest in total equity and income of which is allocated to limited partners' units and owned directly or indirectly by such Person as a limited partner and each general partner of which is an entity controlled or owned by MI.

     Section 1.02. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

     Section 1.03. Accounting Terms; Changes in GAAP. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements.

     Section 1.04.     Miscellaneous.

     (a) Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.

     (b) Unless otherwise defined in this Agreement, each of the terms defined in the first sentence of this Agreement shall have the meanings assigned to those terms in the first sentence of this Agreement.


                                   ARTICLE II
                    THE ADVANCES AND THE LETTERS OF CREDIT

     Section 2.01.     The Advances.     Each Bank severally agrees, subject
to the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time-to-time on any Business Day during the period from the date of this Agreement until the Maturity Date in an aggregate amount not to exceed at any time outstanding such Bank's Commitment less such Bank's Pro Rata Share of the Letter of Credit Exposure. Each Borrowing shall consist of Advances of the same Type; provided, however that no Eurodollar Rate Advances will be made at any time a Default has occurred and is continuing. Each Borrowing shall be in an aggregate amount of not less than $10,000,000, or an integral multiple of $10,000,000. Within the foregoing limits, the Borrower may borrow, repay pursuant to Section 2.05 or prepay pursuant to Section 2.08 and reborrow under this Section 2.01.

     Section 2.02.     Method of Borrowing.

     (a) Notice. Each Borrowing shall be made on notice, given not later than 1:00 p.m. (Dallas, Texas time) (i) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Rate Advance, or (ii) on the Business Day before the date of the proposed Borrowing, in the case of a Prime Rate Advance, by the Borrower to the Agent, which shall give to each Bank prompt notice of such notice by telecopier or telex. Each notice of a Borrowing (a "Notice of Borrowing") shall be by telecopier or telex, confirmed immediately in writing, in substantially the form of the attached Exhibit D, specifying the requested
(i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing,
(iii) aggregate amount of such Borrowing, and (iv) Interest Period for each such Advance. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Agent shall promptly notify the Borrower and each Bank of the applicable interest rate under Section 2.06(b). Each Bank shall, before 10:00 a.m. (Dallas, Texas time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 10.02, or such other location as the Agent may specify by notice to the Banks, in same day funds, such Bank's Pro Rata Share of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower as the Borrower shall direct to the Agent from time to time.

     (b) Certain Limitations. Anything in paragraph (a) above to the contrary notwithstanding:

               (i) at no time shall there be more than four (4) Interest Periods applicable to outstanding Eurodollar Rate Advances and more than one Interest Period applicable to outstanding Prime Rate Advances;

              (ii) if any Bank shall, at least one Business Day before the date of any requested Borrowing, notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until such Bank shall notify the Agent that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Prime Rate Advance;

             (iii) if the Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Prime Rate Advance;

              (iv) if the Required Banks shall, at least one Business Day before the date of any requested Borrowing, notify the Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Banks of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Prime Rate Advance;

               (v) if the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances comprising any requested Borrowing, the Agent will forthwith so notify the Borrower and the Banks and such Advances will be made available to the Borrower on the date of such Borrowing as Prime Rate Advances; and

              (vi) at any time a Default exists, no Borrowings comprised of Eurodollar Rate Advances shall be requested by or available to the Borrower.

     (c) Notices of Borrowing Irrevocable. Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss, out-of-pocket cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including any loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

     (b) Agent Reliance. Unless the Agent shall have received notice from a Bank before the date of any Borrowing that such Bank will not make available to the Agent such Bank's Pro Rata Share of such Borrowing, the Agent may assume that such Bank has made its Pro Rata Share of such Borrowing available to the Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its Pro Rata Share of such Borrowing available to the Agent, such Bank and the Borrower severally agree to immediately repay to the Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate for such day. If such Bank shall repay to the Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Bank's Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

     (e) Bank Obligations Several. The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, to make its Advance on the date of such Borrowing. No Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

     Section 2.03.     Fees.

     (a)  Commitment Fees.     The Obligors jointly and severally agree
to pay to the Agent for the account of each Bank a commitment fee on the average daily amount by which such Bank's Commitment exceeds the sum of (A) the aggregate amount of outstanding Advances made by such Bank to the Borrower and (B) such Bank's Pro Rata Share of the Letter of Credit Exposure, from the date of this Agreement until the Maturity Date at the rate of 1/4 of 1% per annum. Such commitment fees are payable quarterly in arrears on the last day of each Calendar Quarter, commencing December 31, 1994 and ending on the Maturity Date.

     (b) Agent's Fee. The Obligors jointly and severally agree to pay to the Agent for its own account the annual agent's fee agreed to in the letter dated as of October 31, 1994 between the Agent and the Obligors as provided for therein.

     (c) Letter of Credit Fees. The Obligors jointly and severally agree to pay (i) to the Agent for the pro rata benefit of the Banks, a letter of credit fee equal to one and one-half percent (1 1/2%) per annum and (ii) to the Agent for its account as issuer, a letter of credit fee equal to one quarter of one percent (1/4%) per annum, in each case calculated on the aggregate face amount of all Letters of Credit outstanding during the period from the date hereof to and including the date on which the last outstanding Letter of Credit expires, payable on the last day of each Calendar Quarter and on the date on which the last outstanding Letter of Credit expires.

     Section 2.04.     Reduction of Commitments.

     (a)  The Borrower shall have the right, upon at least three
Business Days' irrevocable notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the Commitments; provided that each partial reduction shall be in an integral multiple of $10,000,000, any reduction or termination of the Commitments pursuant to this Section 2.04 shall be permanent, with no obligation of the Banks to reinstate such Commitments, and the commitment fees provided for in Section 2.03(a) shall thereafter be computed on the basis of the Commitments, as so reduced.

     (b) On each date (a "Reduction Date") set forth below, the aggregate Commitments shall be automatically and permanently reduced by an amount equal to (i) the amount set forth below ("Scheduled Reduction Amount") next to such Scheduled Reduction Date less (ii) the amount of any mandatory Commitment reduction pursuant to subsections (c) or (d) of this Section 2.04 which has occurred prior to such Scheduled Reduction Date and has not been previously used to reduce any prior Scheduled Reduction Amount:

          Reduction Date           Reduction Amount
          --------------           ----------------

          December 22, 1995           $10,000,000
          March 31, 1996              $10,000,000
          June 21, 1996               $12,500,000

     (c) On each date which is 10 days after the date on which assets (other than (i) Permitted Investments, (ii) production of natural gas, oil and other hydrocarbons, (iii) assets constituting Collateral or HCLP Partnership Interests not constituting Collateral, and (iv) the Gulf Coast Production Payment) are sold by MI, the Borrower or any Subsidiary of MI (other than HCLP), the aggregate Commitments shall be automatically and permanently reduced by an amount equal to fifty percent (50%) of the aggregate net proceeds of such sale; provided that this subsection (c) shall not apply to any assets sold prior to June 30, 1993.

     (d)  [intentionally left blank].

     (e)  On June 23, 1997, the aggregate Commitments shall reduce to zero.

     (f) On each date Collateral is sold, unless otherwise agreed by the Majority Banks, the aggregate Commitments shall be automatically and permanently reduced by an amount equal to one hundred percent (100%) of the aggregate net proceeds of such sale.

     Section 2.05.     Repayment of Advances; Reborrowings.

     (a) The Obligors shall repay the principal amount of each Advance on the last day of the Interest Period for such Advance.

     (b) Unless the Agent shall have received notice to the contrary prior to 1:00 p.m. Dallas, Texas time three (3) Business Days before the last day of any Interest Period for any Eurodollar Rate Advances, or one (1) Business Day before the last day of any Interest Period for any Prime Rate Advances, the Borrower shall be deemed to have requested a Borrowing consisting of the same Type of Advances and in an amount equal to the Advances required to be repaid on such day (and with an Interest Period of the same duration as the Interest Period then ending, in the case of Eurodollar Rate Advances). Each such Borrowing shall be subject to the conditions precedent set forth in
Section 3.02 hereof, and if any such condition precedent is not fully satisfied (or otherwise waived by the Required Banks), then the Advances maturing on the last day of the Interest Period then ending shall be repaid in full by the Obligors on such day.

     Section 2.06. Interest on Advances. The Obligors shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

     (a) Prime Rate Advances. If such Advance is a Prime Rate Advance, a rate per annum equal at all times to the lesser of (i) the Adjusted Prime Rate plus the Applicable Margin and (ii) the Maximum Rate, payable on the last day of each Interest Period for all Prime Rate Advances.

     (b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the lesser of (i) the Eurodollar Rate for such Interest Period plus the Applicable Margin and (ii) the Maximum Rate, payable on the last day of such Interest Period, and, in the case of each six-month or twelve-month Interest Period, on the date which is three (3) months after the first day of such Interest Period.

     (c)  Additional Interest on Eurodollar Rate Advances.

          (i) The Obligors shall pay to each Bank, so long as any such Bank shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Bank, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (x) the Eurodollar Rate for the Interest Period for such Advance from (y) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Bank shall be determined by such Bank and notified to the Obligors through the Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error).

         (ii) If the Eurodollar Rate Reserve Percentage of any Bank for any Interest Period for any Eurodollar Rate Advance shall exceed the reserve percentage applicable during such Interest Period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the actual reserve requirement for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period, then, promptly upon the determination of such excess, such Bank shall reimburse to the Obligors an amount equal to such excess. Each Bank, at the request of the Obligors, shall notify the Obligors from time to time of all payments on the part of such Bank required to be made pursuant to the preceding sentence (such notice to include the calculation of such payments, which calculation shall be conclusive in the absence of manifest error).

     (d) Usury Recapture. In the event the rate of interest chargeable under this Agreement or the Notes at any time is greater than the Maximum Rate, the unpaid principal amount of the Notes shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Notes equals the amount of interest which would have been paid or accrued on the Notes if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Notes, the total amount of interest paid or accrued under the terms of this Agreement and the Notes is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Obligors shall, to the extent permitted by applicable law, pay the Agent for the account of the Banks an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on the Notes if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on the Notes if the stated rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid or accrued under this Agreement on the Notes. In the event the Banks ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Notes, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Obligors.

     Section 2.07.     Prepayments.

     (a) Right to Prepay. The Obligors shall have no right to prepay any principal amount of any Advances except as provided in this Section 2.07.

     (b) Optional. The Obligors may elect to prepay any Advances upon notice to the Agent, given by 10:00 a.m. Dallas, Texas time at least two (2) Business Days' or, in case of Prime Rate Advances, one (1) Business Day's before the proposed date of prepayment, stating the proposed date and aggregate principal amount of such prepayment, and if any such notice is given, the Obligors shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date; provided, however, that each partial prepayment pursuant to this paragraph (b) shall be in an integral multiple of $10,000,000.

     (c) Mandatory. The Obligors shall prepay Advances (and, if necessary thereafter, cash collateralize the LC Obligations) on any date the Commitments are reduced (i) pursuant to Section 2.04(a) or 2.04(b), in an amount equal to the amount by which (x) the sum of the outstanding principal amount of Advances plus the Letter of Credit Exposure exceeds (y) the aggregate Commitments after giving effect to such reduction, and (ii) pursuant to Section 2.04(c), 2.04(e) or 2.04(f) in an amount equal to the amount of such reduction of the Commitments.

     (d) Prepayment of Unlawful Eurodollar Rate Advances. If any Bank shall notify the Agent and the Obligors that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Bank then outstanding hereunder, (i) the Obligors shall, no later than 10:00 a.m. (Dallas, Texas time) (A) on the second Business Day following receipt of such notice, or (B) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance prepay all of the Eurodollar Rate Advances of all of the Banks then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, (ii) each of the Banks shall thereupon make a Prime Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to each such Bank, and (iii) the right of the Borrower to select Eurodollar Rate Advances for any subsequent Borrowing shall be suspended until the Bank which gave notice referred to above shall notify the Agent that the circumstances causing such suspension no longer exist.

     (e) Application of Prepayments; Notices. Each payment of any Advance pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part. All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the Obligors.

     Section 2.08. Compensation. If (a) any payment or prepayment of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of any payment pursuant to
Section 2.07 or the acceleration of the maturity of the Notes pursuant to
Article VII or for any other reason whatsoever, or (b) any Eurodollar Rate Advance is not made on any day proposed for such Advance in the relevant Notice of Borrowing due to any condition precedent to such Advance having not been satisfied as of such day or due to the Borrower's failure to borrow such Advance for any reason, or (c) the Obligors fail to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, then, in such event the Obligors shall, within ten (10) days of any written demand sent by any Bank to the Obligors through the Agent, pay to the Agent for the account of such Bank any amounts required to compensate such Bank for any losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or failure to make a proposed Eurodollar Rate Advance, including, without limitation, any loss or expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Advance or any part thereof as a Eurodollar Rate Advance, except the extent such loss or expense was caused by the gross negligence or willful misconduct of the Agent or any Bank. Such loss or expense shall be an amount equal to the excess, if any, as reasonably determined by each Bank of
(i) its cost of obtaining the funds for the Advance being paid, prepaid or converted or not borrowed (based on the Eurodollar Rate applicable thereto) for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Advance (or, in the case of a failure to borrow, the Interest Period for the Advance which would have commenced on the date of such failure to borrow) over (ii) the amount of interest (as reasonably determined by such Bank) that would be realized by such Bank in reemploying the funds so paid, prepaid or converted or not borrowed for such period or Interest Period, as the case may be, provided that each Bank will use reasonable efforts to reemploy funds in investments of similar quality. A certificate, supported where applicable by documentary evidence, from any Bank as to the amount of any such loss or expense to such Bank, specifying the basis upon which such loss or expense is computed, shall be conclusive and binding on all parties absent manifest error.

     Section 2.09.     Increased Costs.

     (a) Change of Law. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, or continuing to advance, fund, make or maintain any Eurodollar Rate Advances, Letter of Credit, or risk participation in such Letter of Credit, or to reduce the amount received or receivable by the Agent or such Bank in connection with this Agreement, then the Obligors shall, within ten (10) days of any written demand sent by such Bank (with a copy of such demand to the Agent), immediately pay to the Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost or reduction; provided, however, that, before making any such demand, each Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate as to the amount of such increased cost or reduction submitted to the Obligors and the Agent by such Bank shall be conclusive and binding for all purposes, absent manifest error.

     (b) Capital Adequacy. If any Bank determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by any Bank or any corporation controlling any Bank and that the amount of such capital is increased by or the rate of return on such Bank's capital is reduced by an amount deemed in good faith by such Bank to be material, based upon the existence of such Bank's commitment to lend or the Agent's commitment to issue the Letters of Credit and other commitments hereunder as a consequence of its obligations hereunder (taking into account such Bank's policies with respect to capital adequacy), then, the Obligors shall, within ten (10) days of any written demand sent by such Bank (with a copy of such demand to the Agent) or the Agent, immediately pay to the Agent for the account of such Bank or the Agent as the case may be, from time to time as specified by such Bank or the Agent, additional amounts sufficient to compensate such Bank or the Agent, in light of such circumstances, (i) with respect to each Bank, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's commitment to lend under this Agreement or its commitment to participate in Letters of Credit issued pursuant to this Agreement, and (ii) with respect to the Agent, to the extent that the Agent reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit. A certificate as to such amounts submitted to the Obligors by such Bank or the Agent shall be conclusive and binding for all purposes, absent manifest error.

     Section 2.10.     Payments and Computations.

     (a) Payment Procedures. The Obligors shall make each payment under this Agreement and under the Notes not later than 10:00 a.m. (Dallas, Texas time) on the day when due in Dollars to the Agent at the location referred to in the Notes (or such other location as the Agent shall designate in writing to the Obligors) in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Agent or a specific Bank pursuant to Section 2.03(b), 2.08, 2.09, 2.11(c), or 9.08, but after taking into account payments effected pursuant to Section 9.05) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank or for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

     (b) Authority to Charge Accounts. Each Obligor hereby authorizes each Bank, if and to the extent payment owed to such Bank is not made when due, to charge from time to time against any or all of such Obligor's accounts with such Bank any amount so due.

     (c) Computations. All computations of interest based on the Prime Rate (other than as provided in the definition of "Default Rate") shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate, and of fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

     (d) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     (e) Agent Reliance. Unless the Agent shall have received written notice from either Obligor prior to the date on which any payment is due to the Banks that the Obligors will not make such payment in full, the Agent may assume that the Obligors have made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due such Bank. If and to the extent the Obligors shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank, together with interest, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate for such day.

     Section 2.11.     Taxes.

     (a) No Deduction for Certain Taxes. Any and all payments by the Obligors shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or any political subdivision of the jurisdiction and, in the case of each Bank and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision of the jurisdiction (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If either Obligor shall be required by law to deduct any Taxes from or in respect of any sum payable to any Bank or the Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if either Obligor's obligation to deduct or withhold Taxes is caused solely by such Bank's or the Agent's failure to provide the forms described in Subsection (e) of this Section 2.11 and such Bank or the Agent could have provided such forms, no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) Other Taxes. In addition, the Obligors agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as "Other Taxes").

     (c) Indemnification. The Obligors will jointly and severally indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each payment required to be made by the Obligors in respect of this indemnification shall be made to the Agent for the benefit of any party claiming such indemnification within thirty (30) days from the date the Obligors receive written demand therefor from the Agent on behalf of itself as Agent or any such Bank.

     (d) Evidence of Tax Payments. The Obligors will pay when due all Taxes payable in respect of any payment. Within thirty (30) days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment of such Taxes.

     (e) Foreign Bank Withholding Exemption. Each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Obligors and the Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Obligors. Each Bank which delivers to the Obligors and the Agent a Form 1001 or 4224 and Form W-8 or W-9 pursuant to the next preceding sentence further undertakes to deliver to the Obligors and the Agent two further copies of the said letter and Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Obligors and the Agent, and such extensions or renewals thereof as may reasonably be requested by the Partnerships and the Agent certifying in the case of a Form 1001 or 4224 that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Bank from duly completing and delivering any such letter or form with respect to it and such Bank advises the Obligors and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax, such Bank shall not be required to deliver such letter or forms. The Obligors shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Bank failing to timely provide the requisite Internal Revenue Service forms.

     Section 2.12. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Advances made by it in excess of its Pro Rata Share of payments on account of the Advances obtained by all the Banks, such Bank shall notify the Agent and forthwith purchase from the other Banks such participations in the Advances made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank's ratable share (according to the proportion of (a) the amount of the participation sold by such Bank to the purchasing Bank as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Bank's ratable share (according to the proportion of (a) the amount of such Bank's required repayment to the purchasing Bank to (b) the total amount of all such required repayments to the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Obligors agree that any Bank so purchasing a participation from another Bank pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Partnerships in the amount of such participation.

     Section 2.13.     Letters of Credit.

     (a) Issuance, Increase, Extension. At the request of the Borrower, from time to time from the date of this Agreement until three (3) months beforethe Maturity Date, on any Business Day on the terms and conditions hereinafter set forth, the Agent shall issue, increase the stated amount, or extend the Expiration Date of Letters of Credit for the account of the Borrower, as specified in a duly executed request for Letter of Credit (a "Request for Letter of Credit") in substantially the form of Exhibit E delivered to the Agent not later than 12:00 noon (Dallas, Texas time) on a date at least two (2) Business Days prior to the date the proposed action is to be effected. Each such request for Letter of Credit shall specify the Business Day on which such Letter of Credit is to be issued, such stated amount is to be increased, or such Expiration Date is to be extended, and shall have attached thereto a completed letter of credit agreement and application for standby letter of credit in form and substance satisfactory to the Agent and executed by an Authorized Officer on behalf of the Borrower. No Letter of Credit will be issued, no stated amount of an outstanding Letter of Credit will be increased, and no Expiration Date of an outstanding Letter of Credit will be extended (i) if such action would cause the Letter of Credit Exposure to exceed the lesser of (1) $15,000,000 and(2) the aggregate Commitments less the aggregate outstanding principal amount of all Advances; (ii) unless such Letter of Credit has an Expiration Date not later than the earlier of one year after the date of issuance thereof and the Maturity Date; and (iii) unless such Letter of Credit is in form and substance acceptable to the Agent in its sole discretion. The Agent will promptly advise each Bank upon receipt of a Request for Letter of Credit.

     (b) Participations. On the date of issuance, increase of the stated amount of or extension of the Expiration Date of a Letter of Credit, the Agent shall be deemed, without further action by any party hereto, to have sold to each other Bank and each other Bank shall have been deemed, without further action by any party hereto, to have purchased from the Agent a participation in such Letter of Credit and the related Letter of Credit Exposure equal to such Bank's Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Agent shall promptly notify each such participant Bank by telex, telephone, or telecopy of each Letter of Credit issued and any amendment increasing the stated amount or extending the Expiration Date of each outstanding Letter of Credit, and the actual dollar amount of such Bank's participation in such Letter of Credit and related Letter of Credit Exposure.

     (c) Payment of Drafts. Upon presentment of any draft for honor under any Letter of Credit by, or on behalf of, the beneficiary thereof, the Agent shall promptly notify the Obligors and the Banks as to the amount to be paid as a result of such demand or drawing (a "LC Obligation") and the intended date of honor of such draft (an "Honor Date"). The Obligors jointly and severally hereby promise and agree to provide to the Agent not later than 9:00 a.m. (Dallas, Texas time) on any such Honor Date, at its office at 4800 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201, immediately available funds covering any such LC Obligation.

     (d) Funding by Banks. If the Agent has not received immediately available funds covering any such LC Obligation by 9:00 a.m. (Dallas, Texas time) on the applicable Honor Date, the Agent shall advise each Bank thereof not later than 10:00 a.m. (Dallas, Texas time). Not later than 12:00 noon (Dallas, Texas time) on any such Honor Date each Bank shall, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default) provide to the Agent at its office at 4800 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201, immediately available funds covering its Pro Rata Share of such LC Obligation. The Obligors jointly and severally promise and agree to reimburse the Agent on demand by paying to the Agent an amount equal to any such LC Obligation honored by the Agent on any such Honor Date, together with interest from any such Honor Date until such reimbursement is made at a fluctuating rate per annum equal to the Default Rate and as further set forth in the applicable Letter of Credit Document. The Obligors jointly and severally irrevocably agree that their joint and several obligations under this Section 2.13 and under the applicable Letter of Credit Documents to reimburse the Agent for the payment of any LC Obligation, together with accrued interest thereon as set forth herein, shall not be discharged in any way except by the payment in full of such obligation, whether for principal or interest. Any amount received by the Agent under this Section 2.13 or under the applicable Letter of Credit Document from the Obligors in respect of any such LC Obligation honored by the Agent after the Banks have made funds available for the payment of their respective Pro Rata Share of such LC Obligation pursuant to this Section 2.13 shall be paid over by the Agent to the Banks, pro rata according to the amounts so made available by the Banks, promptly upon the Agent's receipt thereof. Nothing in this Agreement shall diminish the Obligors' obligation to provide the funds for the payment of, or demand to reimburse the Agent for payment of, any LC Obligation.

     (e) Obligations Unconditional. The obligations of the Obligors under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

                (i) any lack of validity or enforceability of any Letter of Credit Documents;

               (ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

              (iii) the existence of any claim, set-off, defense or other right which either Obligor may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Agent or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

               (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                (v) payment by the Agent under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

               (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this subsection (e) shall be deemed to constitute a waiver of any remedies of either Obligor in connection with the Letters of Credit.

     (f) Use of Commitment. On each day during the period commencing with the issuance by the Agent of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Bank shall be deemed to be utilized for all purposes hereof in an amount equal to such Bank's Pro Rata Share of the Letter of Credit Exposure in connection with such Letter of Credit.

     (g) UCP. In the event that any provision of a Letter of Credit Document is inconsistent with any provision of this Agreement, including provisions for the rate of interest applicable to drawings thereunder or under each related Letter of Credit, any representations or warranties, covenants or any events of default, the provisions of this Agreement shall govern, provided, however, all Letter of Credit Documents shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Agent (the "UCP") and, as to matters not governed by the UCP, the laws of the State of Texas.

     Section 2.14. The Obligors Jointly and Severally Liable. The Obligors shall be jointly and severally liable to the Banks for the principal amount of all Advances, all LC Obligations, interest due thereon, commitment fees, facility fees, letter of credit fees, and all other amounts due to the Agent or any Bank hereunder or under any of the other Credit Documents or under any other agreement or security document executed in connection herewith, and shall make prompt and punctual payment when due of such amounts.

     Section 2.15. Use of Proceeds. The proceeds of all Borrowings may be used for any lawful purpose; provided, however, that in no event shall the Borrower use proceeds of Borrowings hereunder for any purchase of Securities other than (i) Securities which constitute a Permitted Investment and (ii) Unsecured Notes.

     Section 2.16. Interest on Overdue Amounts. Any amount payable by the Obligors hereunder or under any other Credit Document shall, if not paid when due (whether at stated maturity, by acceleration or otherwise), bear interest at the Default Rate from the date such amount became due until paid in full, such interest due and payable on demand.


                                ARTICLE III
                           CONDITIONS OF LENDING

     Section 3.01. Conditions Precedent to the Effectiveness of this Agreement. Notwithstanding anything herein to the contrary, this Agreement shall not become effective until the Agent shall have received in form and substance satisfactory to the Agent and its counsel:

     (a) This Agreement together with all attached Exhibits and Schedules, the Security Documents (including all necessary amendments to previously executed Security Documents to reflect the terms of this Agreement), and the Notes payable to the order of each of the Banks, respectively, duly executed by an Authorized Officer on behalf of each of the Obligors;

     (b) Certificates dated as of the date hereof and substantially in the form of Exhibits K-1 and K-2 attached hereto, duly and validly issued, executed and delivered by an Authorized Officer of MI and the Borrower, respectively;

     (c) An opinion of Baker & Botts, L.L.P., counsel to the Obligors, substantially in the form of the attached Exhibit M dated as of the date hereof;

     (d) An opinion of Bracewell & Patterson, L.L.P., special counsel to the Agent and the Banks, substantially in the form of the attached Exhibit N;

     (e) Evidence that amendments to the Mortgage and financing statements related thereto have been filed; and

     (f)  The HCLP Partners Agreement executed by the parties thereto.

     Section 3.02. Conditions Precedent to Each Borrowing. The obligation of each Bank to make an Advance on the occasion of each Borrowing shall be subject to the further conditions precedent that on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and any deemed notice of requested Borrowing pursuant to Section 2.05, and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

     (a) all representations and warranties contained in this Agreement and the other Credit Documents (excluding those contained in Sections 4.02(b) and 4.04 (only as to the last sentence of each of Sections 4.02(b) and 4.04) and Sections 4.07, 4.12, 4.14, and 4.18 of this Agreement), are correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds from such Borrowing, as though made on and as of such date except to the extent such representations and warranties relate solely to an earlier date;

     (b) no Event of Default has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom.

     Section 3.03. Conditions Precedent to Certain Borrowings. The obligation of each Bank to make that portion of an Advance on the occasion of any Borrowing which would increase the aggregate outstanding amount of Advances owing to such Bank over the amount of Advances owing to such Bank outstanding immediately prior to the making of such Advance shall be subject to the further conditions precedent that on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

     (a) all representations and warranties contained in this Agreement and in the other Credit Documents are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date except to the extent such representations and warranties relate solely to an earlier date;

     (b) no Default has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom;

     (c) the Agent shall have received a certificate from MI and the Borrower duly executed, in form satisfactory to the Agent and in such number of copies as the Agent may reasonably require, to the effect that no litigation (other than Existing Litigation) is pending or threatened against either Obligor, any Subsidiary of the Borrower, or any Guaranteeing Affiliate, and no material development shall have occurred in any pending litigation, which litigation (including Existing Litigation, if, but only if, there has been a material adverse development therein), if adversely determined, could reasonably be expected to cause a Material Adverse Change, except such litigation (including Existing Litigation only as aforesaid) as to which, in the view of counsel for the Borrower or MI, as the case may be, expressed in an opinion letter addressed to the Banks (which letter shall include a description of the nature and scope of the examination or investigation is adequate and sufficient to enable such counsel to express such views), an adverse determination is not probable.

     Section 3.04. Conditions Precedent to Letters of Credit. The obligation of the Agent to issue, increase the stated amount of, or extend the Expiration Date of any Letter of Credit (including the initial Letters of Credit) shall be subject to the further conditions precedent that on the date of such requested action the following statements shall be true (and the applicable Request for Letter of Credit delivered by the Borrower to the Agent shall constitute a representation and warranty by the Borrower on such date that such statements are true):

     (a) the representations and warranties contained in this Agreement and in the other Credit Documents are correct on and as of the date of the issuance, increase of the stated amount of, or extension of the Expiration Date of such Letter of Credit as though made on and as of such date except to the extent such representations and warranties relate solely to an earlier date;

     (b) no Default has occurred and is continuing, or would result from the issuance, increase of the stated amount of or extension of the Expiration Date of such Letter of Credit; and

     (c) the Agent shall have received a certificate from MI and the Borrower duly executed, in form satisfactory to the Agent and in such number of copies as the Agent may reasonably require, to the effect that no litigation (other than Existing Litigation) is pending or threatened against either Obligor, any Subsidiary of the Borrower, or any Guaranteeing Affiliate, and no material development shall have occurred in any which pending litigation, which litigation (including Existing Litigation, if, but only if, there has been a material adverse development therein), if adversely determined, could reasonably be expected to cause a Material Adverse Change, except such litigation (including Existing Litigation only as aforesaid) as to which, in the view of counsel for the Borrower or MI, as the case may be, expressed in an opinion letter addressed to the Banks (which letter shall include a description of the nature and scope of the examination or investigation is adequate and sufficient to enable such counsel to express such views), an adverse determination is not probable.


                                  ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES

     To induce the Banks to extend their Commitments hereunder and to make the Advances hereunder and to induce the Agent to issue, and the Banks to participate in, the Letters of Credit hereunder, the Borrower and (with respect to those matters respecting MI) MI represent and warrant to the Agent and the Banks that:

     Section 4.01.     Organization, etc.

     (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of the Borrower and MI is, and at all times will be, duly licensed, organized or qualified and in good standing under the laws of each jurisdiction where, because of the nature of its activities or properties, such licensing, organization or qualification is required and where a failure so to be licensed, organized or qualified could reasonably be expected to cause a Material Adverse Change.

     (b) Each Subsidiary of the Borrower and each Guaranteeing Affiliate is, and at all times will be, (i) a corporation or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of its respective state of incorporation or organization, and (ii) duly licensed or qualified and in good standing under the laws of each jurisdiction where, because of the nature of its activities or properties, such licensing or qualification is required and where a failure so to be licensed or to qualify could reasonably be expected to cause a Material Adverse Change. Set forth on Schedule 4.01 hereto is a complete and accurate list of all of the Subsidiaries of the Borrower and of MI as of the date hereof showing the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of the outstanding shares of each class of capital stock (or other equivalent interests) owned or to be owned (directly or indirectly) by the Borrower or MI, as the case may be. As of the date hereof, there are no Guaranteeing Affiliates.

     Section 4.02.     Authorization; No Conflict.

     (a) The execution, delivery and performance of this Agreement and the other Credit Documents by the Borrower and MI and each Guaranteeing Affiliate (in each case if named therein as a party) are within its corporate or partnership powers, as the case may be, and have been or will be, when such instrument is executed and delivered by the Borrower, MI and/or a Guaranteeing Affiliate, duly authorized by all necessary partnership or corporate action on its part. Each of MI and the Borrower has duly and validly executed and delivered this Agreement, the Notes and each Security Document executed by it.

     (b) The execution, delivery and performance of this Agreement do not and will not, and the execution, delivery and performance of the other Credit Documents will not, involve any Bank in a violation of Regulation U or Regulation X or contravene or conflict with the certificate of organization or incorporation or the bylaws of the Borrower, MI, or any Subsidiary of the Borrower or of any Guaranteeing Affiliate, or, if such Subsidiary or Guaranteeing Affiliate is a partnership, its partnership agreement or certificate of partnership, or any other provision of law, rule or regulation or any agreement, instrument, decree, order or judgment binding upon MI, the Borrower, any Subsidiary of the Borrower or any Guaranteeing Affiliate.

     Section 4.03. Validity and Binding Nature. This Agreement is, and the other Credit Documents when duly executed and delivered will be, legal, valid and binding obligations of the Borrower, MI and each Guaranteeing Affiliate (in each case if named therein as a party), enforceable in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to creditors' rights and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except as rights to indemnity hereunder or thereunder may be limited by applicable law.

     Section 4.04. Financial Statements. The audited consolidated balance sheet of MI and the Borrower as of December 31, 1993, and the related audited consolidated statements of operations, reinvested earnings and changes in financial position for the year then ended, copies of all of which have been heretofore delivered to the Banks, fairly present the financial condition of MI and its consolidated Subsidiaries at such date and the results of their operations for such period in accordance with GAAP. No Material Adverse Change has occurred since December 31, 1993, other than any industry wide decrease in the price of natural gas since such date.

     Section 4.05. Status of Title to Properties. The Borrower has valid and marketable title to, or valid and marketable interest in, all of the Mortgaged Properties (other than the "B" Contract and the Supply Contract) and in the respective net revenue interest set forth in the Initial Reserve Report, except for (i) such imperfections of title to such properties and assets as do not in the aggregate materially detract from the value thereof to, or the use thereof in, the business of the Obligors, (ii) Mortgaged Properties disposed of since the date of the Initial Reserve Report in the ordinary course of business, (iii) Mortgaged Properties disposed of since the date of the Initial Reserve Report as permitted by
Section 6.01 hereof, and (iv) Liens reflected on the Financial Statements or permitted by Section 6.07 hereof. Schedule 1.01(a) contains a complete listing of all instruments supplementing or amending the Agreement dated January 3, 1928, between Canadian River Gas Company, as Seller, and Amarillo Oil Company, as Buyer, applicable to the Borrower's interests in (including but not limited to, the sale and purchase of) natural gas produced from the West Panhandle Field of Texas. Schedule 1.01(f) contains a complete listing of all contracts for the sale by the Borrower of Hydrocarbons produced from the West Panhandle Field of Texas to which the Borrower is entitled under the "B" Contract. The Borrower owns its interest in the "B" Contract and the Supply Contract free from all claims, liens, charges or encumbrances of any nature or kind except Liens permitted by Section 6.07 hereof. The Borrower has not disposed of any of the Mortgaged Properties between the date of the Initial Reserve Report and the date hereof except as set forth on Schedule 4.05 hereto.

     Section 4.06. Governmental Approvals. All approvals of all Governmental Authorities and all registrations, filings, notices and consents necessary to permit the Borrower, MI and each Guaranteeing Affiliate to execute and deliver this Agreement and the other Credit Documents (other than the Guaranties), to borrow hereunder (in the case of the Borrower) and perform all of their respective obligations hereunder or thereunder, as the case may be, and to own, maintain and operate the Mortgaged Properties have been made, given or obtained and are in full force and effect. All approvals of all Governmental Authorities and all registrations, filings, notices and consents necessary to permit each Guaranteeing Affiliate to execute and deliver its Guaranty and to perform all of its obligations thereunder shall have been made, given or obtained and shall be in full force and effect as of the date of the execution and delivery thereof.

     Section 4.07. Pending or Threatened Litigation. Except for Existing Litigation, there are as of the date hereof no actions, suits, or proceedings pending or, to the knowledge of the Borrower or MI, threatened against or affecting either Obligor, any Subsidiary of the Borrower, or any Significant Guaranteeing Affiliate in any court or by or before any Governmental Authority, in which there is a reasonable possibility of an adverse decision which could reasonably be expected to cause a Material Adverse Change.

     Section 4.08. Pension Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. No "accumulated funding deficiency" (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. To the best knowledge of the Borrower or MI, no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits by more than $5,000,000. Neither the Borrower nor MI nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability in an amount that could reasonably be expected to cause a Material Adverse Change. As of the most recent valuation dated applicable thereto, neither the Borrower nor MI nor any member of the Controlled Group would become subject to any liability under ERISA in an amount that could reasonably be expected to cause a Material Adverse Change if the Borrower or MI or any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Obligors have no reason to believe that the annual cash cost during the term of this Agreement to the Borrower or MI or any member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or MI or any member of the Controlled Group under Plans that are welfare benefit plans (as defined in Section 3(a) of ERISA could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

     Section 4.09. Investment Company Act. Neither Obligor nor any Subsidiary of the Borrower nor any Guaranteeing Affiliate is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act").

     Section 4.10. Public Utility Holding Company Act. Neither Obligor nor any Subsidiary of the Borrower nor any Guaranteeing Affiliate is a "holding company", or a "Subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "Subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     Section 4.11. True and Complete Disclosure. All factual information (excluding estimates), including without limitation factual information contained in any Reserve Report (taken as a whole), heretofore or contemporaneously furnished by or on behalf of MI, the Borrower or any of their respective Subsidiaries in writing to any Bank or the Agent for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby is, and all other such factual information (excluding estimates), including without limitation factual information contained in any Reserve Report (taken as a whole) hereafter furnished by or on behalf of the Borrower, MI or any of their respective Subsidiaries in writing to any Bank or the Agent will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time. All estimates furnished by the Borrower were prepared on the basis of assumptions, data, information, tests or conditions believed to be valid or accurate or to exist at the time such estimates were furnished.

     Section 4.12. Defaults. Neither Obligor nor any Subsidiary of the Borrower nor any Significant Guaranteeing Affiliate is in default under (and no event has occurred which with the lapse of time or action by a third party could result in a default under) any instrument evidencing any indebtedness for borrowed monies in excess of $10,000,000 or under any agreement relating thereto or any indenture, mortgage, deed of trust, security agreement, lease, franchise or other agreement or other instrument to which such Person is a party or by which such Person is bound in respect of which such Person's liability for such default or event of default could exceed $10,000,000. Neither Obligor nor any Subsidiary of the Borrower nor any Significant Guaranteeing Affiliate is a guarantor or surety or otherwise responsible in any manner with respect to any debt or undertaking other than as expressly permitted or required in this Agreement.

     Section 4.13. Investments and Guaranties. Neither Obligor nor any Subsidiary of the Borrower nor any Guaranteeing Affiliate has made any investment in, advance to, or guaranty of, the obligations of any Person except (i) as reflected in the Financial Statements, (ii) as heretofore disclosed in writing to the Agent and each Bank in connection with this Agreement, or (iii) as otherwise not prohibited hereby.

     Section 4.14. Liabilities. Except as heretofore disclosed in writing to the Agent and each Bank in connection with this Agreement, (i) all contingent liabilities, direct liabilities and unrealized or anticipated losses of MI and of any of its Subsidiaries existing on the date hereof which in the aggregate are material to MI and its Subsidiaries, taken as a whole, to the extent required by GAAP are set forth in the Financial Statements, (ii) all contingent liabilities and direct liabilities of MI and its Subsidiaries, and all unrealized or anticipated losses of MI and its Subsidiaries, which in the aggregate are material to MI and its Subsidiaries, taken as a whole, to the extent required by GAAP will be set forth in the financial statements next delivered pursuant to Section 5.01 hereof after any of such are incurred or anticipated, as applicable, (iii) all unrealized or anticipated losses of the Borrower and its Subsidiaries which in the aggregate are material to the Borrower and its Subsidiaries taken as a whole, to the extent required by GAAP are set forth in the financial statements last delivered pursuant to Section 5.01 hereof, and
(iv) neither Obligor nor any Significant Guaranteeing Affiliate is, or will be, a party to, or bound by, any contract or agreement, or subject to any charter, partnership agreement or other corporate or partnership restriction that materially and adversely affects the business, financial condition or results of operations of Consolidated MI.

     Section 4.15. Permits, Licenses, etc. Each Obligor, and each Subsidiary of the Borrower and each Significant Guaranteeing Affiliate possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are material to the conduct of its respective business. Without limitation of the foregoing, the Borrower possesses all material consents, licenses, approvals or authorizations, and has made all material filings and registrations, required in connection with the performance and enforcement by the Borrower of the "B" Contract and the Supply Contract. Each Obligor, each Subsidiary of the Borrower and each Guaranteeing Affiliate manages and operates, and same will continue to manage and operate, its respective business in accordance with all applicable Legal Requirements and good industry practices.

     Section 4.16. Taxes. Each Obligor, each Subsidiary of the Borrower and each Guaranteeing Affiliate has filed all federal and state tax returns which are material and are required to be filed by them and has paid or caused to be paid all material taxes shown on said returns and all material assessments, fees and other governmental charges levied upon them or upon any property or income of any of them which are due and payable except such taxes, if any, as are being diligently contested in good faith and by appropriate proceedings diligently conducted and with respect to which there have been established adequate reserves on the books of the Obligors in accordance with GAAP. The Partnerships know of no proposed material tax assessment against either Obligor, any Subsidiary of the Borrower, or any Guaranteeing Affiliate, or of any basis for any such assessment, except as heretofore disclosed to each Bank in writing and those with respect to which there have been heretofore established adequate reserves on the books of the Obligors in accordance with GAAP.

     Section 4.17. Issuance of Notes. Neither Obligor nor any agent acting for either Obligor has taken or will take any action which would subject the issuance of the Notes to the provisions of Section 5 of the Securities Act of 1933, as amended, or any applicable state securities law.

     Section 4.18. Condition of Property; Casualties. The material properties used or to be used in the continuing operations of each Obligor, each Subsidiary of the Borrower and each Guaranteeing Affiliate are, and will continue to be, in all material respects in good repair, working order and condition. Since December 31, 1993, neither the business nor the material properties of the Obligors and the Subsidiaries of the Borrower, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

     Section 4.19. Insurance. Each Obligor, each Subsidiary of the Borrower and each Guaranteeing Affiliate carry, and will continue to carry, insurance with reputable insurers (except as to self-insurance) in respect of such of their respective properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses (which may include self-insurance in the same form and up to the same limits as is customarily maintained by companies similarly situated or as has been maintained in the past by the Obligors and each Subsidiary of the Borrower).

     Section 4.20. Principal Place of Business. As of the date hereof, the chief executive office and the principal place of business of the Borrower and of MI is 2600 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201.

     Section 4.21. Documents. True and complete copies of the Financial Statements, the "B" Contract and the Supply Contract (including, in each case, all amendments and all material waivers and interpretive letters from one party to the other relating thereto) have heretofore been furnished to the Banks. The "B" Contract and the Supply Contract are each valid and enforceable in accordance with their respective terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to creditors' rights and by general equitable principles which may limit the right to obtain equitable remedies (regardless of whether such enforceability is considered in the proceeding at equity or at law), and except as rights to indemnity thereunder may be limited by applicable law) and is in full force and effect, and no default on the part of any party thereto exists thereunder.

     Section 4.22.     The Security Documents.

     (a) The provisions of the MI Pledge Agreement are effective to create in favor of the Agent for the ratable benefit of the Banks a legal, valid and enforceable security interest in all right, title and interest of MI in the collateral described therein; and so long as the Agent retains all certificates evidencing the shares of MOC previously delivered to the Agent, the MI Pledge Agreement constitutes a fully perfected first security interest in all right, title and interest of MI in the collateral described therein, subject to the encumbrances and exceptions to title set forth therein, if any.

     (b) The provisions of the Borrower Pledge Agreement are effective to create in favor of the Agent for the ratable benefit of the Banks a legal, valid, and enforceable security interest in all right, title, and interest of the Borrower in the collateral described therein. The Borrower Pledge Agreement constitutes, and so long as any required UCC continuation statements are filed in accordance with applicable law, the Borrower Pledge Agreement will constitute a fully perfected first security interest in all right, title, and interest of the Borrower in the collateral described therein, subject to the encumbrances and exceptions to title set forth therein, if any.

     (c) The provisions of the Mortgage are effective to grant to the Trustee, as defined therein, for the benefit of the Agent a legal, valid and enforceable mortgage lien on, and security interest in, all of the Borrower's right, title and interest in the Mortgaged Property. The Mortgage constitutes a fully perfected first lien on, and security interest in, such Mortgaged Property, subject only to the encumbrances and exceptions to title set forth therein.

     Section 4.23. Federal Regulations. No part of the proceeds of any Advances were used, and no part of the proceeds of any Advances hereunder will be used for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of the Federal Reserve Board as now or from time to time hereafter in effect.

     Section 4.24.     Environmental Condition.

     (a)  Status.     Except as set forth on Schedule 4.24(a), each
Obligor, each of Subsidiary of the Borrower and each Significant Guaranteeing Affiliate (i) has obtained all Environmental Permits necessary for the ownership and operation of its properties and the conduct of its business; (ii) has been and is in compliance in all material respects with all terms and conditions of such Environmental Permits and with all other requirements of Environmental Laws; (iii) has not received notice of any violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) no Environmental Claim is currently pending.

     (b) Certain Liabilities. Except as set forth on Schedule 4.24(b), none of the present or previously owned or operated property of either Obligor, MLP, MOLP, or any present or former Subsidiary of the Borrower, or of any Significant Guaranteeing Affiliate, wherever located, and with respect to clause (iii) below, any third party site otherwise used by any of the foregoing Persons, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified by a Governmental Authority as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any real or personal property owned or operated by the Obligors or any of their Subsidiaries, wherever located; or (iii) has been the site of any Release of Hazardous Substances from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response or similar action that could reasonably be expected to cause a Material Adverse Change.

     (c) Certain Actions. Without limiting the foregoing, (i) to the extent required by applicable law, each Obligor, each Subsidiary of the Borrower and each Significant Guaranteeing Affiliate, has established an accrual for obligations under Environmental Laws that is adequate for the satisfactory fulfillment of such obligations; and (ii) all necessary notices have been properly filed, and no further action is appropriate or required under current Environmental Law as to each Release, and as to each Response, Reclamation, or other restoration or remedial project taken by either Obligor, any present or former Subsidiary of the Borrower, or any Significant Guaranteeing Affiliate, on any of their presently or formerly owned or operated property; and (iii) the liability, if any, of the Obligors, the Subsidiaries of the Borrower and the Significant Guaranteeing Affiliates which could reasonably be expected to arise in connection with requirements under Environmental Laws could not reasonably be expected to cause a Material Adverse Change.

     Section 4.25. Senior Debt. The Obligations constitute, and shall at all times continue to constitute "Senior Debt" of the Obligors under and pursuant to the terms of each of the Indentures.

     Section 4.26. Ownership of HCLP Limited Partnership Interests. At the date hereof, the Borrower owns a 98.6% HCLP Partnership Interest.


                                  ARTICLE V
                            AFFIRMATIVE COVENANTS

     So long as any Obligations shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Commitment hereunder, the Obligors jointly and severally agree, unless the Required Banks shall otherwise consent in writing, to comply with the following covenants.

     Section 5.01. Financial Statements and Other Information. MI or the Borrower, as the case may be, will deliver to each Bank:

     (a) Annual Financial Reports of MI. Within one hundred-five (105) days after the end of each of its fiscal years, an audited consolidated or combined balance sheet of MI and its Subsidiaries as at the end of, and the related audited consolidated or combined statements of operations, reinvested earnings and changes in financial position for, such year, in accordance with GAAP, accompanied by a report of independent public accountants of nationally recognized standing as to such balance sheet and such statements, which report will contain no exceptions or qualifications that relate to a limitation on the scope of examination of matters relevant to such financial statements.

     (b) Quarterly Financial Reports of MI. Within sixty (60) days after the end of each of the first three (3) quarters of each of its fiscal years, a consolidated or combined balance sheet of MI and its Subsidiaries as at the end of such quarter, and the related consolidated or combined statements of operations, reinvested earnings and changes in financial position for the period from the end of the prior fiscal year to the end of such quarter, accompanied by a certificate dated the date of delivery thereof of an Authorized Officer to the effect that such financial statements (subject to normal year-end audit adjustments not material in scope or nature) (i) fairly present the consolidated or combined financial position and the results of operations of MI and its Subsidiaries for the period from the end of the prior fiscal year to the end of such quarter in accordance with GAAP consistently applied throughout the period covered thereby, and (ii) have been prepared on a basis consistent with the financial statements for the same period furnished under Section 5.01(a) hereof, except for changes in GAAP.

     (c)  Annual Financial Reports of the Borrower.  Within one hundred-five
(105) days after the end of each of its fiscal years, unaudited consolidated or combined balance sheet of the Borrower and its Subsidiaries as at the end of, and the related unaudited consolidated or combined statements of operations, reinvested earnings and changes in financial position for, such year, in accordance with GAAP. All of the financial statements provided under this Section 5.01(c) shall be consolidated or combined with the Subsidiaries of the Borrower and shall be accompanied by a certificate dated the date of delivery thereof of an Authorized Officer to the effect that such financial statements have been prepared on a basis consistent with the financial statements for the same period furnished under
Section 5.01(a) hereof.

     (d) Quarterly Financial Reports of the Borrower. Within sixty (60) days after the end of each of the first three (3) quarters of each of its fiscal years, a consolidated or combined balance sheet of Borrower and its Subsidiaries as at the end of such quarter, and the related consolidated or combined statements of operations, reinvested earnings and changes in financial position for the period from the end of the prior fiscal year to the end of such quarter, accompanied by a certificate dated the date of delivery thereof of an Authorized Officer to the effect that such financial statements (subject to normal year-end audit adjustments not material in scope or nature) (i) fairly present the consolidated financial position and the results of operations of the Borrower and its Subsidiaries for the period from the end of the prior fiscal year to the end of such quarter in accordance with GAAP consistently applied throughout the period covered thereby, and (ii) have been prepared on a basis consistent with the financial statements for the same period furnished under Section 5.01(b) hereof, except for changes in GAAP.

     (e) Certificate of Accountants and Officers. Together with each set of financial statements delivered pursuant to the provisions of Section 5.01(a) hereof, a certificate signed by the aforementioned independent public accountants, in each case dated the date of the auditors' opinion on such financial statements and stating, and together with each set of financial statements delivered pursuant to the provisions of Section 5.01(b), 5.01(c), and 5.01(d) hereof, a certificate signed by an Authorized Officer, in each case dated the date of such Authorized Officer's certificate so required and stating, (i) the audit, review or examination conducted in connection with the furnishing of such financial statements included a review of the terms of this Agreement, and (ii) in making such audit, review or examination, such certifying Person did not obtain knowledge of any Default which had occurred during the period covered by such financial statements, or if such certifying Person did obtain such knowledge, a description of said Default. Together with each set of financial statements delivered pursuant to Section 5.01(b), a certificate signed by an Authorized Officer, setting forth the information and calculations necessary to determine Tangible Adjusted Equity and compliance of MI with the covenant set forth in Section 5.10 hereof as of the date of such financial statements. Together with each set of financial statements delivered pursuant to Sections 5.01(c) and 5.01(d), a certificate signed by an Authorized Officer, setting forth the information and calculations necessary to determine Available Cash, hereof as of the date of such financial statements.

     (f) Reports to SEC, Unitholders, Partners and Governmental Authorities, HCLP Lenders. Promptly after the same are available, copies of
(a) all amendments to the certificate of incorporation of the Borrower and of MI, (b) all regular and periodic reports filed by or on behalf of the Borrower or by MI (excluding exhibits thereto) with the Securities and Exchange Commission, (c) all proxy statements any regular or periodic reports sent by MI to its stockholders in the form in which sent, (d) if requested by any Bank, any regular or periodic financial reports which the Borrower or MI may be required to file with any Governmental Authority (other than (i) tax returns or reports, (ii) any reports the Borrower or MI may be required to file with the Department of Energy, the Federal Energy Regulatory Commission, or state oil and gas regulatory authorities and (iii) such reports as may be classified as confidential by any Governmental Authority pursuant to applicable law), and (e) any reports or notices delivered by either Obligor or HCLP to the holders of any secured Indebtedness of HCLP.

     (g) Notices. As soon as possible, and in any event within five (5) days after the Borrower and/or MI shall have become aware of the occurrence thereof, written notice of, and the steps being taken by the Borrower and/or MI with respect to the following:

                (i)   a Default,

               (ii) the institution of any action, suit or proceeding at law or in equity (or any material development in any Existing Litigation) by or before any Governmental Authority which, if adversely determined, could reasonably be expected to cause a Material Adverse Change,

              (iii) the appointment of a trustee, receiver or other custodian for MI or the Borrower, or a substantial part of the property of MI or the Borrower, or the commencement of any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding in respect of MI or the Borrower, and

               (iv) any Termination Event with respect to any Plan, or the institution of proceedings or the taking or expected taking of any other action by the Borrower or any member of the Controlled Group to terminate, withdraw or partially withdraw from any Plan (in each case notice of the foregoing to be delivered together with whichever of the following may be applicable: (A) a certificate of an Authorized Officer of the Borrower setting forth details as to such Reportable Event and the action that the Borrower proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with the PBGC or (B) any notice delivered by the PBGC evidencing its intent to institute such proceedings or any notice to the PBGC that such Plan is to be terminated, as the case may be (the Borrower being deemed to have all knowledge or knowledge of all facts attributable to the administrator of any Plan)).

     (h) Environmental Notices or Citations. Promptly upon the receipt thereof by the Borrower, MI, any Guaranteeing Affiliate or any of their respective Subsidiaries, a copy of any form of notice, summons, citation or other written or oral communication received from the EPA, or any other Governmental Authority, concerning (i) material violations or alleged material violations of Environmental Laws, which seeks to impose material liability therefor, (ii) any action or omission on the part of the Borrower, MI, MLP, MOLP, any Guaranteeing Affiliate or any of their respective present or former Subsidiaries in connection with Hazardous Substances which could reasonably be expected to result in the imposition of liability therefor, which liability, if imposed, could reasonably be expected to cause a Material Adverse Change, including without limitation any notice of potential responsibility under CERCLA, or (iii) a Lien upon any Mortgaged Property, or a Lien arising under any Environmental Law against or in connection with the Borrower, MI, any Guaranteeing Affiliate or their respective present or former Subsidiaries, or any of their leased or owned Property, wherever located, if the effect of such Lien could reasonably be expected to cause a Material Adverse Change.

     (i) Reserve Reports. (a) Prior to March 1 of each year, commencing March 1, 1995, the Borrower shall furnish to each Bank a report (herein called a "Reserve Report") in form consistent with reserve reports previously furnished to the Agent, which Reserve Report shall be dated as of the next preceding December 31, and shall set forth the material Oil and Gas Properties then owned by the Borrower (and showing any additions to or deletions from such Oil and Gas Properties made by the Borrower since the date of the previous Reserve Report), the Proved Reserves attributable to such Oil and Gas Properties and a projection of the rate of production and net income with respect to the Proved Reserves as of the date of such Reserve Report, all in accordance with the guidelines published by the Securities and Exchange Commission, except as otherwise provided in the definition of Special Reserve Value Computation. Each Reserve Report shall include (a) a reserve report prepared by DeGolyer & MacNaughton or such other independent engineering consulting firm satisfactory to the Required Banks covering at least seventy-five percent (75%) of the net present value (determined in accordance with the guidelines published by the Securities and Exchange Commission, except as otherwise provided in the definition of Special Reserve Value Computation) of the Borrower's material Oil and Gas Properties and (b) a reserve report prepared by the Borrower covering the remaining percentage of such material Oil and Gas Properties of the Borrower, provided, however, that the Agent shall have the right to approve of the composition of the material Oil and Gas Properties covered in that portion of the Reserve Report to be prepared by DeGolyer & MacNaughton or such other independent engineering consulting firm satisfactory to the Required Banks.

     (j) Other Information. Within a reasonable time after a request therefor, and from time to time, such additional information regarding the financial condition or business prospects of the Borrower, MI, or any Guaranteeing Affiliate as any Bank may reasonably request through the Agent.

     (k) Notice of Address and Change of Address. As soon as possible and in any event within thirty (30) days after the Borrower or MI shall change its address or its principal place of business, notice of the new address or principal place of business.

     Section 5.02. Compliance with Laws, Etc. Each Obligor will use its best efforts to comply, and to cause each Subsidiary of the Borrower and each Guaranteeing Affiliate to comply, in all material respects with all applicable Legal Requirements. Without limiting the generality and coverage of the foregoing, each Obligor shall comply, and shall cause each Subsidiary of the Borrower and each Guaranteeing Affiliate to comply, in all material respects with all Environmental Laws, and all laws, regulations, or directives with respect to equal employment opportunity and employee health and safety in all jurisdictions in which the Obligors or any of their Subsidiaries do business; provided, however, that this Section 5.02 shall not prevent the Obligors, any Subsidiary of the Borrower or any Guaranteeing Affiliate from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings. The Borrower shall promptly take all appropriate Responses, remedial, corrective, cleanup, or restoration action concerning the Release, discharge, or disposal of any Hazardous Substance.

     Section 5.03. Maintenance of Insurance. Each Obligor will maintain, and cause each Subsidiary of the Borrower and each Significant Guaranteeing Affiliate to maintain, insurance with responsible and reputable insurance companies or associations (except as to self-insurance which may be included in the same form and up to the same limits as is customarily maintained by companies similarly situated or as has been maintained in the past by the Obligors and each Subsidiary of the Borrower) in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Obligors, or such Subsidiary of the Borrower or such Significant Guaranteeing Affiliate operates, and, upon written request of any Bank, will furnish to the Agent certificates or other writings setting forth in reasonable detail the types and amounts of coverage, and the insurer, with respect to each of its material insurance policies.

     Section 5.04. Preservation of Existence, Etc. Each Obligor will preserve and maintain, and cause each Subsidiary of the Borrower and each Significant Guaranteeing Affiliate and to preserve and maintain, its partnership or corporate existence, rights, franchises, and qualify and remain qualified, and cause each such Subsidiary of the Borrower or Significant Guaranteeing Affiliate to qualify and remain qualified, as a foreign business entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.06.

     Section 5.05. Payment of Taxes, Etc. Each Obligor will pay and discharge and cause each Subsidiary of the Borrower and each Guaranteeing Affiliate and with which it files consolidated, combined or unitary returns to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its property; provided, however, that neither of the Obligors nor any such Subsidiary of the Borrower nor any Guaranteeing Affiliate shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

     Section 5.06. Visitation and Discussion. At any reasonable time and from time to time, upon reasonable notice, each Obligor will, and will cause each Subsidiary of the Borrower and each Guaranteeing Affiliate to, permit the Agent or any of its agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit and inspect at its reasonable discretion the properties of, such Obligor, and any such Subsidiary of the Borrower or Guaranteeing Affiliate to discuss the affairs, finances and accounts of the Obligors and any such Subsidiary of the Borrower or Guaranteeing Affiliate with any of their (or, in the case of the Borrower, its general partners) respective officers or directors, independent public accountants and independent petroleum engineers of the Obligors all at such reasonable times and as often as may reasonably be requested by the Agent or any Bank; provided, however, that a representative of the Obligors shall be permitted to be present during any such discussions with any such independent public accountants or, any such independent petroleum engineers.

     Section 5.07. Maintenance of Property. The Obligors, each Subsidiary of the Borrower and each Guaranteeing Affiliate, will maintain their owned or operated property, equipment, buildings and fixtures in good condition and repair.

     Section 5.08. Collateral. The Obligors will, at all times prior to the termination of this Agreement and repayment of the Obligations in full, cause the Obligations to be secured by Acceptable Security Interests in the Collateral, subject only to Permitted Liens.

     Section 5.09. Title Assurances. The Borrower will furnish or cause to be furnished to the Agent such information in its possession or reasonably available to it with respect to title to the Mortgaged Properties as the Agent may reasonably request and shall cooperate with the Agent and its counsel in analyzing and, where appropriate in the reasonable opinion of the Agent, correcting (at the Borrower's expense) defects in such title.

     Section 5.10. Tangible Equity. MI will at all times have Tangible Adjusted Equity of at least $50,000,000.

     Section 5.11. Lock Box Account. On the 15th day of each month, the Borrower shall deliver to the Agent a statement in the form of Exhibit R detailing the funds deposited in the Lock Box Account during the previous month.

     Section 5.12. Further Assurances. The Borrower, at its own expense, shall (i) promptly give all notices, obtain all consents and waivers and take all such other actions as may be required in order to legally and effectively create, establish, perfect or continue the Liens under the Security Documents, and (ii) promptly do, or cause to be done, all such other acts and things as the Agent or the Required Banks may request in order to legally and effectively create, establish, perfect or continue the Liens intended under the Security Documents.

     Section 5.13. HCLP Related Collateral. In the event any money or property is to be received by or for the benefit of the Borrower which constitutes Collateral under the Borrower Pledge Agreement when a Default has occurred and is continuing, the Borrower shall cause HCLP to deliver such Collateral which is in the form of cash directly to the Agent to be held as collateral security for the benefit of the Banks in a separate collateral account to be established by the Agent for such purpose, and the Borrower shall execute and deliver to the Agent any additional collateral documentation which may reasonably be required by the Agent to continue perfection of the Lien of the Agent on any such money or property constituting such Collateral for the benefit of the Banks in accordance with applicable law.


                                  ARTICLE VI
                              NEGATIVE COVENANTS

     So long as any Obligations shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Commitment hereunder, the Obligors jointly and severally agree, unless the Required Banks shall otherwise consent in writing, to comply with the following covenants.

     Section 6.01.     Limitation on Sale or Transfer of Property.

     (a) The Borrower will not sell, assign, lease, transfer, convey or otherwise dispose of any of the Mortgaged Properties; provided, however, that if no Default has occurred and is continuing or would result from such sale or transfer, this covenant shall not apply to farm-outs or other similar transactions, including any assignments made pursuant thereto, entered into in the ordinary course of business, which lead to or encourage the exploration or development of the Mortgaged Properties, or other sales or transfers in the ordinary course of business, provided that such transactions do not, individually or in the aggregate, (i) reduce the Borrower's working interests or net revenue interests, or increase the Borrower's working interests without a comparable increase in the Borrower's net revenue interests, in its Proved Reserves as indicated in the most recent Reserve Report in any significant respect, or (ii) materially and adversely affect the collateral value of the Mortgaged Properties to the Banks.

     (b) The Borrower will not sell, lease, transfer, convey, or otherwise dispose of (i) any Collateral (as defined in the Borrower Pledge Agreement), or (ii) any HCLP Partnership Interest owned by the Borrower. In addition, the Borrower will not give its consent, as limited partner of HCLP, to the sale or other disposition by HCLP of all or substantially all of the Property of HCLP outside the ordinary course of business of HCLP.

     (c) MI will not sell, lease, transfer, convey, or otherwise dispose of any Collateral (as defined in the MI Pledge Agreement).

     Section 6.02. Restrictions on Dividends, Distributions and Redemptions. Neither MI nor the Borrower shall declare or pay any dividends or other distributions, directly or indirectly, in respect of any class of capital stock of MI or the Borrower now or hereafter outstanding, other than
(i) dividends or other distributions payable solely in additional shares of a class of capital stock of MI to the holders of that class of stock, (ii) dividends or other distributions payable solely in Common Stock of MI to holders of any class of capital stock of MI, and (iii) dividends or other distributions of rights or warrants to acquire shares of any class of capital stock of MI. Neither MI nor any of its Subsidiaries will redeem, retire, purchase or otherwise acquire, directly or indirectly, any capital stock of MI or any options or warrants to purchase same.

     Section 6.03. Restrictions on Investments, Loans or Advances by MI or Guaranteeing Affiliates. After the date of this Agreement, MI will not invest in, or contribute, loan, or advance to, any Person any assets or funds, and MI will not permit any Guaranteeing Affiliate to invest in, or contribute, loan or advance any assets or funds to any Person unless:

     (a) (i) such Person is MI or a Wholly-Owned Subsidiary of MI (other than Mesa Capital) and (ii) any such Wholly-Owned Subsidiary of MI (other than HCLP or the Borrower), at the time of receipt of such investment, contribution, loan or advance from MI or such Guaranteeing Affiliate, delivers to the Agent an executed Guaranty pursuant to which such Wholly-Owned Subsidiary guarantees the Obligations to the extent, but only to the extent, of the aggregate amount of all such investments in or contribution, loan or advances to such Wholly-Owned Subsidiary by or from MI or such Guaranteeing Affiliate made after the date of this Agreement; or

     (b) such Person is a key employee or officer of MI, the Borrower, or any Wholly-Owned Subsidiary of the Borrower, provided, however, that the sum of (i) all such loans outstanding under this Section 6.03(b), (ii) all loans outstanding under Section 6.04(f) hereof, and (iii) all Indebtedness guaranteed under Accommodation Obligations permitted by Section 6.05(g) hereof, shall not exceed an aggregate principal amount at any time of $5,000,000; or

    (c) such Person is HCLP, and the aggregate amount of all such investments in, and contributions, loans or advances to HCLP, when aggregated with the sum of all investments in, contributions, loans or advances made to HCLP by the Borrower after the date of this Agreement does not exceed $10,000,000;

provided that prior to the making of any such contribution, loan, advance or investment and after giving pro forma effect to such contribution, loan, advance or investment, no Default has occurred and is continuing.

     Section 6.04. Restrictions on Investments, Loans or Advances by the Borrower and its Subsidiaries. After the date of this Agreement, the Borrower will not, nor will the Borrower permit any of its Subsidiaries to, make or permit to exist any loans, advances or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person, except the following:

     (a)  as shown on Schedule 6.04 attached hereto;

     (b)  Permitted Investments;

     (c)  contributions, advances or loans made to MI;

     (d) current trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

     (e) any loan evidenced by a note received by the Borrower in connection with the credit sale of assets owned by the Borrower;

     (f) provided that no Default has occurred and is continuing, loans to key employees or officers of MI, the Borrower, or any Wholly-Owned Subsidiary of the Borrower, provided, however, that the sum of (i) all such loans outstanding under this Section 6.04(f), (ii) all loans outstanding under Section 6.03(c) hereof, and (iii) all Indebtedness guaranteed under Accommodation Obligations permitted by Section 6.05(g) hereof, shall not exceed an aggregate principal amount at any one time of $5,000,000; and

     (g) provided that no Default has occurred and is continuing, investments in, and contributions, loans or advances to HCLP, provided that the aggregate amount of all investments in and contributions, loans or advances to HCLP from the Obligors after the date of this Agreement does not exceed $10,000,000;

provided that prior to the making of any such contribution, loan, advance or investment and after giving pro forma effect to such contribution, loan, advance or investment, no Default has occurred and is continuing.

     Section 6.05. Limitation on Accommodation Obligations. Neither Obligor will, nor will it permit any of its respective Subsidiaries to, create, incur, assume or otherwise become liable for, any Accommodation Obligations other than as a result of a partner's legal liability for partnership obligations with respect to HCLP, except the following:

     (a)  as shown in Schedule 6.05 attached hereto,

     (b) the endorsement in the ordinary course of business of negotiable instruments for deposit or collection,

     (c) Accommodation Obligations in respect of the obligations of the Borrower or any Subsidiary of the Borrower,

     (d) Accommodation Obligations in respect of Indebtedness under this Agreement,

     (e) repurchase agreements relating to investments described in clauses (a) and (b) in the definition of "Permitted Investments",

     (f)  [Intentionally left blank]

     (g) Accommodation Obligations in respect of loans to key employees or officers of MI, the Borrower, or any Wholly-Owned Subsidiary of the Borrower, provided, however, that the sum of (i) the aggregate amount of Indebtedness guaranteed under Accommodation Obligations permitted by this
Section 6.05(g), (ii) all loans outstanding under Section 6.03(b) hereof, and (iii) all loans under Section 6.04(f) hereof, shall not exceed an aggregate principal amount at any time of $5,000,000,

     (h) Accommodation Obligations of MI or a Guaranteeing Affiliate or Mesa Holding in respect of any obligations of MI or a Guaranteeing Affiliate, other than Indebtedness prohibited by Section 6.10; provided, however, that any such Accommodation Obligations of MI or a Guaranteeing Affiliate in respect of Margin Debt permitted by Section 6.10 shall be expressly subordinated in right of payment to payment in full of all obligations of MI or such Guaranteeing Affiliate under this Agreement, the Notes and the Guaranties, all pursuant to the subordination provisions set forth in Exhibit O attached hereto,

     (i) Accommodation Obligations of MI or a Guaranteeing Affiliate in respect of any obligations of Mesa Holding, other than Indebtedness prohibited by Section 6.10, provided, that any such Accommodation Obligations are expressly subordinated in right of payment to payment in full of all obligations of MI or such Guaranteeing Affiliate under this Agreement, the Notes and the Guaranties, all pursuant to the subordination provisions set forth in Exhibit O attached hereto, and

     (j) Accommodation Obligations in respect of surety bonds, letters of credit or guarantees posted to local, state and/or federal agencies in conjunction with the oil and gas operations of a Subsidiary of MI.

No Accommodation Obligation permitted under subclauses (c), (e), (g), (h) or
(i) above shall be entered into unless prior to the making of any such Accommodation Obligation and after giving pro forma effect to the issuance of such Accommodation Obligation, no Default has or will have occurred and be continuing.

     Section 6.06. Limitation on Merger and Consolidation. Neither MI nor the Borrower will, nor will the Borrower permit any of its Subsidiaries to, directly or indirectly, be a party to any transaction in the nature of a merger or consolidation, other than (i) the merger of any Subsidiary of MI or the Borrower into the Borrower, MI or any other Subsidiary of MI or the Borrower or (ii) the merger of the Borrower into a Wholly-Owned Subsidiary of the Borrower if the sole purpose of the merger is to change the state of formation of the Borrower; provided, in the case of any such transaction involving the Borrower in which the Borrower is not the surviving entity, that documentation reasonably acceptable to the Required Banks is entered into providing that any and all of the Borrower's obligations hereunder are assumed by its successor.

     Section 6.07. Limitation on Liens. Except for the Liens required by this Agreement, neither Obligor will, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on any of its or their respective Properties, except:

                (i) Liens specifically permitted under the Mortgage or incurred in the ordinary course of business imposed by applicable law including, but not limited to, Liens securing taxes, assessments or other governmental charges or levies or the claims of materialmen, mechanics, carriers, warehousemen, landlords and other similar Persons but only to the extent that payment thereof is paid currently in the normal course of business or is being contested in good faith by appropriate proceedings diligently conducted and with respect to which appropriate reserves have been established;

               (ii) imperfections of title to such properties and assets as do not in the aggregate (including all other Permitted Liens) materially detract from the value thereof in the business of such Obligor or such Subsidiary, as the case may be;

              (iii) Liens arising under operating, pooling or unitization agreements of a scope and nature customary in the oil and gas industry;

               (iv) pledges or deposits, including bonds, to secure public or statutory obligations, to secure performance in connection with bids or contracts or to secure surety, stay, appeal or customer's bonds to the extent that payment of the underlying obligations shall not at the time be due or is being contested in good faith by appropriate proceedings diligently conducted and with respect to which appropriate reserves have been established;

                (v) Liens (other than material Environmental Liens) existing with respect to property acquired by such Obligor or Subsidiary after the date of this Agreement through purchase, merger, consolidation or otherwise;

               (vi)   Liens created by HCLP covering the Hugoton Properties;

              (vii)   Liens on Margin Stock to secure Permitted
                      Indebtedness;

             (viii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, but without any increase in the amount secured, of any Lien referred to in clauses (i) through (v) above;

               (ix) Liens on Property constituting Collateral under the Borrower Pledge Agreement and Liens on the Mortgaged Property, provided that all such Liens are (x) granted solely in favor of the Secured Trustee for the benefit of the Secured Notes, (y) second in priority and expressly subordinate to the Liens on such Collateral and Mortgaged Property granted to the Agent for the benefit of the Banks, and (z) subject to the restrictions set forth in the Intercreditor Agreement;

                (x) Liens on the HCLP Partnership Interests not constituting part of the Collateral as of the Effective Date provided that (x) such Liens secure only the Obligations and the Secured Notes, (y) such Liens are second in priority to first Liens granted to the Agent on such HCLP Partnership Interests as security for the Obligations simultaneously with the granting of such second Liens to secure such Secured Notes, and (z) such Liens are subject to the terms of the Intercreditor Agreement; and

               (xi) Liens resulting from the creation, incurrence, issuance, assumption or guaranty of any Gulf Coast Production Payment;

     Section 6.08. Prohibition Upon Payments on the Subordinated Notes. Except as contemplated by Section 2.15, neither the Borrower nor MI will, and the Borrower will not permit Mesa Capital to, (i) exercise any right under the Indentures to optionally redeem or to defease the Subordinated Notes issued pursuant thereto, (ii) otherwise prepay any amount evidenced by the Subordinated Notes prior to the stated maturity of such amount, (iii) purchase any of the Subordinated Notes prior to their stated maturity, or
(iv) make any offer to purchase or send any notice of redemption or defeasance in connection with the Subordinated Notes; provided, however, that, notwithstanding the foregoing, if no Default has occurred and is continuing immediately prior thereto and after giving effect thereto, the Obligors may redeem, defease, prepay or purchase Subordinated Notes (and take any related action referenced in clause (iv) above) through the application of the net proceeds from the issuance or sale of Indebtedness incurred pursuant to clause (vii) of the definition of "Permitted Indebtedness" or of equity securities of MI.

     Section 6.09. Operating Losses. The Obligors shall not suffer any loss from operations in respect of any Calendar Quarter, excluding for purposes of this Section 6.09 expenses attributable to Exploration Costs and depreciation, depletion and amortization (including write-downs of Oil and Gas Properties in accordance with GAAP).

     Section 6.10. Limitation on Indebtedness. The Borrower shall not, and shall not permit any of its Subsidiaries to create, incur, assume or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness except Permitted Indebtedness. MI shall not, and shall not permit any of its Subsidiaries to create, incur, assume or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness except Permitted Indebtedness. Notwithstanding the foregoing, no Indebtedness permitted under subclauses (iv), and (vi) of the definition of "Permitted Indebtedness" shall be incurred, created or assumed unless immediately prior to the incurrence, creation or assumption of such Indebtedness, after giving pro forma effect thereto, no Default has or will have occurred and be continuing.

     Section 6.11. Amendments. (a) The Obligors shall not, and shall not permit Mesa Capital to, amend, waive or terminate any provision in any agreement governing the Subordinated Notes.

     (b) The Obligors shall not amend, modify, supplement, waive or terminate the B Contract.

     (c) The Borrower shall not agree to any amendment of the First Amended and Restated Agreement of Limited Partnership of HCLP which could materially and adversely affect the lien of the Banks on the Collateral (as defined in the Borrower Pledge Agreement), or the value of such Collateral or the interests of the Banks under the Credit Documents.

     Section 6.12. Compliance with ERISA. Neither Obligor will, or will permit any Subsidiary of the Borrower or any Guaranteeing Affiliate to, (a) terminate, or permit any Affiliate to terminate, any Plan so as to result in any liability of either Obligor, any Subsidiary of the Borrower, any Guaranteeing Affiliate, or any Affiliate of the foregoing to the PBGC, which liability could reasonably be expected to cause a Material Adverse Change, or (b) permit the occurrence of any Termination Event, or any other event or condition, which presents a material (in the opinion of the Required Banks) risk of such a termination by the PBGC of any Plan.

     Section 6.13. Other Agreements. Neither the Borrower nor MI will, or will permit any Subsidiary of the Borrower or any Guaranteeing Affiliate to, enter into any agreement or instrument containing any provision which would be violated or breached by the performance by the Borrower or MI or any Guaranteeing Affiliate of its obligations hereunder or under any other Credit Document.

     Section 6.14. Available Cash. The Obligors will not permit Available Cash to be less than $32,500,000 at any time.


                                 ARTICLE VII
                              EVENTS OF DEFAULT

     Section 7.01. Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under any Credit
Document:

     (a) Nonpayment. The Obligors shall fail to pay when due and payable any principal on any Note or any LC Obligation, when the same becomes due and payable, or any interest or any such Note or LC Obligation or any fee or other amount payable hereunder, and such failure to pay continues for five (5) calendar days after any such payment became due and payable;

     (b) Representation and Warranties Untrue. Any representation or warranty (i) made or deemed to be made by either Obligor or by any Guaranteeing Affiliate in this Agreement or any other Credit Document or in connection with this Agreement or any other Credit Document, or (ii) made or deemed to be made as a consequence of the giving of any Notice of Borrowing or Request for Letter of Credit, or the acceptance of the proceeds of any Borrowing or the issuance of any Letter of Credit, shall prove to have been incorrect in any material respect when made or deemed to be made;

     (c) Covenant Breaches. Either Obligor shall (i) fail to perform or observe any term, covenant or agreement contained in Sections 5.01(g), 5.01(h) or 5.10, or Article VI of this Agreement on its part to be performed or observed or (ii) fail to perform or observe any other term or covenant or agreement set forth in this Agreement or in any other Credit Document on its part to be performed or observed which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for thirty (30) calendar days after the earlier of (A) written notice of such default given to such Person by the Agent or any Bank or (B) such Person's actual knowledge of such default; provided, however, that a failure by MI to comply with the covenant contained in Section 5.10 hereof due to an increase in Indebtedness shall constitute an Event of Default if such failure shall continue for a period of five (5) calendar days;

     (d) Cross-Defaults. (i) Either Obligor, any Subsidiary of the Borrower, any Guaranteeing Affiliate or HCLP shall fail to pay any principal of or premium or interest on its Indebtedness which is outstanding in a principal amount of at least $10,000,000 individually or when aggregated with all such Indebtedness of the Obligors, the Subsidiaries of the Borrower, the Guaranteeing Affiliates and HCLP so in default (but excluding Indebtedness hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness so in default, and shall be continuing after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (iii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

     (e) Insolvency. Either Obligor, any Subsidiary of the Borrower, or any Guaranteeing Affiliate shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against either Obligor, any Subsidiary of the Borrower or any Guaranteeing Affiliate, seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against either Obligor, any such Subsidiary of the Borrower, or any such Guaranteeing Affiliate, either such proceeding is consented to or acquiesced in by such Person or shall remain undismissed for a period of 45 days or any of the actions sought in such proceeding shall occur; or either Obligor, any such Subsidiary of the Borrower, or any such Guaranteeing Affiliate, shall take any corporate action to authorize any of the actions set forth above in this subsection (e);

     (f) Judgments. Any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against either Obligor, any Subsidiary of the Borrower or any Guaranteeing Affiliate, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) such judgment or order shall at any time thereafter remain undischarged for a period of more than thirty (30) days (or such longer period, if applicable, before execution on such judgment may be lawfully made) during which the execution thereon is not being effectively stayed, released, bonded or vacated;

     (g) Non-Compliance with ERISA. (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan and such prohibited transaction shall continue uncorrected for 10 days after notice of the existence of such prohibited transaction has been given to either of the Obligors by the Department of Labor, the Internal Revenue Service or any other Person, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings by the PBGC shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate any Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten days after commencement thereof, as the case may be, (iv) any Plan shall terminate for purposes of Title IV of ERISA, or (v) any other event or condition shall occur or exist with respect to a Plan and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could subject the Borrower or any of its Subsidiaries) or MI to any tax, penalty or other liabilities which in the aggregate would be material in relation to the business, operations, property or financial or other condition of the Borrower and its Subsidiaries taken as a whole or MI and its Subsidiaries taken as a whole.

     (h) Invalidity of Security Documents or Guaranties. Any Security Document shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid and perfected first priority security interest in any of the Collateral purported to be covered thereby or any provision of any Guaranty shall for any reason cease to be valid and binding on the appropriate Guarantor or the applicable Guaranteeing Affiliate shall so state in writing;

     (i)  Change of Control.  A Change of Control (as defined in Section
4.16 of the Secured Indenture) shall occur;

     (j) Default under Agreements. An "Event of Default" (as therein defined) shall occur with respect to (i) the performance or observance by the Borrower or MI or any Subsidiary of the Borrower of any of its or their obligations under any of the Credit Documents to which any of them is a party or (ii) the performance or observance by any Guaranteeing Affiliate of any of its or their obligations under a Guaranty; or

     (k) Sale or Disposition of HCLP Assets. HCLP shall sell, assign or otherwise dispose of all or substantially all of its Property in a single transaction or series of related transactions.

     Section 7.02. Optional Acceleration. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event,

     (a) the Agent (i) shall at the request, or may with the consent, of the Required Banks, by notice to the Obligors, declare the obligation of each Bank to make Advances and the obligation of the Agent to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Banks, by notice to the Obligors, declare the Notes, the LC Obligations, all interest thereon and all other amounts payable under this Agreement and the other Credit Documents (including, without limitation, contingent obligations under outstanding Letters of Credit) to be forthwith due and payable, whereupon the Notes, the LC Obligation, all such interest and all such other amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind to either Obligor, any Guaranteeing Affiliate or any other Person (including, without limitation, any notice of intent to accelerate), all of which are hereby expressly waived by each of the Obligors;

     (b) the Obligors shall, on demand of the Agent deposit with the Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for all obligations in connection with Letters of Credit under this Agreement and each Letter of Credit Document, to the extent such obligations are not otherwise paid at such time; and

     (c) the Agent shall at the request, or may with the consent, of the Required Banks proceed to enforce its rights under the Security Documents for the ratable benefit of the Banks by appropriate proceedings.

     Section 7.03. Automatic Acceleration. If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,

     (a) the obligation of each Bank to make Advances and the obligation of the Agent to issue Letters of Credit shall immediately and automatically be terminated and the Notes, the LC Obligations, all interest thereon and all other amounts payable under this Agreement and the other Credit Documents shall immediately and automatically become and be due and payable in full (including, without limitation, contingent obligations under outstanding Letters of Credit), without presentment, demand, protest or any notice of any kind to either Obligor, any Guaranteeing Affiliate, or any other Person (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Obligors;

     (b)  the Obligors shall deposit with the Agent into the Cash
Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for all obligations in connection with Letters of Credit under this Agreement and each Letter of Credit Document, to the extent such obligations are not otherwise paid at such time; and

     (c) the Agent shall at the request, or may with the consent, of the Required Banks proceed to enforce its rights under the Security Documents for the ratable benefit of the Banks by appropriate proceedings.

     Section 7.04.     Cash Collateral.

     (a) Pledge. Each of the Obligors hereby pledges, and grants to the Agent for the ratable benefit of the Banks a security interest in all funds held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of the Obligations, including without limitation all LC Obligations. Neither Obligor nor any Person claiming on behalf of or through such Obligor shall have any right to withdraw any of the funds held in the Cash Collateral Account, except as otherwise provided in this Section 7.04.

     (b) Application against LC Obligations. The Agent may, at any time or from time to time, apply funds then held in the Cash Collateral Account to the payment of any LC Obligations owing to the Agent, in such order as the Agent may elect, as shall have become or shall become due and payable by the Obligors to the Agent under this Agreement in connection with the Letters of Credit.

     (c) Duty of Care. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

     Section 7.05. Non-exclusivity of Remedies. No remedy conferred upon the Agent is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 7.01(a) or
Section 7.01(e) hereof may be waived only in writing by all of the Banks upon the exercise of their independent judgment, but in connection with any Event of Default described in Section 7.01(a) and Section 7.01(e) that requires action on the part of the Agent, the Agent shall act or not act under Section 7.02 or 7.03 as instructed by the Required Banks.


                                ARTICLE VIII
                                  THE AGENT

     Section 8.01. Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Credit Document (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, any other Credit Document, or applicable law.

     Section 8.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken (including the Agent's own negligence) by it or them under or in connection with this Agreement or the other Credit Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the
Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including counsel for the Obligors or any Guaranteeing Affiliate), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement or the other Credit Documents;
(d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of the Obligors or any Guaranteeing Affiliate or to inspect the property (including the books and records) of the Obligors or any Guaranteeing Affiliate; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

     Section 8.03. Societe Generale and Its Affiliates. With respect to its Commitment, its Pro Rata Share of the Letter of Credit Exposure, the Advances made by it and the Note issued to it, Societe Generale, Southwest Agency shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent. The term "Bank" or "Banks" shall, unless otherwise expressly indicated, include Societe Generale, Southwest Agency in its individual capacity. Societe Generale, Southwest Agency and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Obligors, any Guaranteeing Affiliate, any Subsidiaries of the Borrower or MI, and any Person who may do business with or own securities of the Obligors, any Guaranteeing Affiliate, or any such Subsidiary, all as if Societe Generale, Southwest Agency were not the Agent hereunder and without any duty to account therefor to the Banks.

     Section 8.04. Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     Section 8.05. Indemnification. The Banks severally agree to indemnify the Agent (to the extent not reimbursed by the Obligors), according to their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement or any other Credit Document (including the Agent's own negligence), provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document, to the extent that the Agent are not reimbursed for such expenses by the Obligors.

     Section 8.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Obligors and may be removed at any time with or without cause by the Required Banks upon receipt of written notice from the Required Banks to such effect. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent with the consent of the Obligors, which consent shall not be unreasonably withheld. If no successor Agent shall have been so appointed by the Required Banks with the consent of the Obligors, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks and the Obligors, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring Agent shall remain the issuer with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Agent with respect to such Letters of Credit shall inure to the benefit of the retiring Agent until the termination of all such Letters of Credit. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Credit Documents.


                                 ARTICLE IX
                               MISCELLANEOUS

     Section 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Obligors or the Guaranteeing Affiliates therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in Section 3.01, 3.02 (if and to the extent that the Borrowing which is the subject of such waiver would involve an increase in the aggregate outstanding amount of Advances over the aggregate amount of Advances outstanding immediately prior to such Borrowing), 3.03, or 3.04 (b) increase the aggregate Commitments of the Banks or subject the Banks to any additional obligations, (c) reduce the principal of, or interest on, the Notes, the LC Obligations, or any fees or other amounts payable hereunder or under any other Credit Document, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes, the LC Obligations, or any fees or other amounts payable hereunder,
(e) change the definition of "Required Banks", or the number of Banks which shall be required for the Banks or any of them to take any action hereunder or under any other Credit Document, (f) amend Section 2.12 or this Section 9.01, (g) waive an Event of Default described in Section 7.01(a) or 7.01(e) hereof, or (h) release any Collateral from the Lien of the Security Documents except pursuant to the terms of this Agreement and the Security Documents; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Banks required above to take such action, affect the rights or duties of the Agent under this Agreement or any other Credit Document.

     Section 9.02. Notices, Etc. All notices and other communications shall be in writing (including telecopy communication) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), or by telecopy, or by prepaid courier service to any party at its address or teletransmission number specified under its name on Exhibit B attached hereto or at such other address or teletransmission number as shall be designated by such party in a written notice each of to the other parties. All such notices and communications shall (i) when mailed, be effective on the third Business Day after deposit in the mails,
(ii) when personally delivered or sent by courier, be effective when received by the recipient thereof, or (iii) when telecopied, be effective when telecopy transmission is completed and receipt is confirmed, except that notices and communications to the Agent pursuant to Article II or VIII shall not be effective until received by the Agent.

     Section 9.03. No Waiver; Remedies. No failure on the part of any Bank or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     Section 9.04. Costs and Expenses. The Obligors jointly and severally agree to pay on demand all out-of-pocket costs and expenses in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other Credit Documents including, without limitation, the reasonable fees and out-of-pocket expenses of Bracewell & Patterson, L.L.P., counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement, and all reasonable out-of-pocket costs and expenses, if any, of Agent and of each Bank (including, without limitation, reasonable counsel fees and expenses of the Agent and each Bank) in connection with the enforcement of this Agreement, the Notes and the other Credit Documents (whether through negotiations, legal proceedings or otherwise).

     Section 9.05. Right of Set-off. Upon the occurrence and during the continuance of any Default, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of either Obligor against any and all of the Obligations. Each Bank agrees promptly to notify the Obligors after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have. This provision shall not imply any obligation of the Borrower or MI to maintain any balance or deposit with any Bank.

     Section 9.06. Binding Effect. Subject to Section 3.01, this Agreement shall become effective when it shall have been executed by the Obligors and the Agent, and when the Agent shall have, as to each Bank, either received a counterpart hereof executed by such Bank or been notified by such Bank that such Bank has executed it. This Agreement and the other Credit Documents shall be binding upon the Obligors, the Guaranteeing Affiliates, the Banks, the Agent and their respective successors and assigns, and shall inure to the benefit of the Obligors, the Guaranteeing Affiliates, the Banks, the Agent and their respective successors and assigns, provided that the Obligors may not assign the undertaking of the Banks to make Advances to the Borrower nor the undertaking of the Agent to issue Letters of Credit for the account of the Obligors nor any of the obligations of the Obligors hereunder or under any other Credit Agreement.

     Section 9.07.     Bank Assignments and Participations.

     (a) Assignments. With the consent of the Agent, which consent shall not be unreasonably withheld, any Bank may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it, the Note held by it, and its Pro Rata Share of the Letter of Credit Exposure; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of such Bank's rights and obligations under this Agreement, (ii) the amount of the Commitment of such Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 and the amount of the Commitment retained by such assigning Bank shall in no event be less than $10,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three (3) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (B) the assignor Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

     (b) Term of Assignments. By executing and delivering an Assignment and Acceptance, the Bank thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Obligors or the Guaranteeing Affiliates, or any other Person, or the performance or observance by the Obligors or the Guaranteeing Affiliates of any of their obligations under this Agreement or any other Credit Document; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(iv) such assignee will, independently and without reliance upon the Agent, the assignor Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;
(v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

     (c) The Register. The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Advances owing to, each Bank from time-to-time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Agent, and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by either Obligor or any Bank at any reasonable time and from time to time upon reasonable prior notice.

     (d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Bank and an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance,
(ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Obligors. Within five Business Days after its receipt of such notice, the Obligors, at their own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if such Bank has retained a Commitment hereunder, a new Note to the order of such Bank in an amount equal to the Commitments retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A attached hereto.

     (e) Participations. Each Bank may sell participations to one or more banks or other entities (each, a "Participant") in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it, its Pro Rata Share of the Letter of Credit Exposure, and the Note or Notes held by it); provided, however, that (i) such Bank's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Note for all purposes of this Agreement, and (iv) the Obligors, the Agent, and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement.
The Obligors hereby agree that Participants shall have the same rights under Sections 2.08, 2.09, 2.11(c), and 9.08 hereof as a Bank to the extent of their respective participations.

     (f) Confidentiality. Each Bank may furnish any information concerning the Obligors, any Guaranteeing Affiliate, and other Subsidiaries of the Borrower and MI in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants); provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential information relating to the Obligors, the Guaranteeing Affiliates, and Subsidiaries of the Borrower and MI received by it from such Bank.

     Section 9.08.     Indemnification.

     (a) The Obligors shall jointly and severally indemnify the Agent, the Banks, and each affiliate thereof and their respective directors, officers, employees, agents and counsel ("Indemnified Persons") from, and discharge, release, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, that arise out of, result from, or relate to (i) any actual or proposed use by the Obligors or any Affiliate of the Obligors of the proceeds of any Advance, (ii) any breach by the Obligors or any Guaranteeing Affiliate of any representation, warranty, covenant, or other provision of this Agreement or any other Credit Document, (iii) any Environmental Claim, Environmental Permit, requirement of Environmental Laws, or any Release or threatened Release of Hazardous Substances, concerning or relating to the present or previously-owned or operated properties, operations, or business of either Obligor, any Guaranteeing Affiliate, or any Subsidiary of the Borrower or Subsidiary of MI, including without limitation those matters set forth in Schedules 4.24(a) and 4.24(b), or (iv) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, and the Obligors shall reimburse each Indemnified Person upon demand for any reasonable out-of-pocket expenses (including legal fees) incurred in connection with any such investigation, litigation or other proceeding; and expressly including any such losses, liabilities, claims, damages, or expense incurred by reason of the Indemnified Person's own negligence, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

     (b) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, such Indemnified Person shall, if any claim in respect thereof is to be made against the Obligors under this Section 9.08, notify the Obligors in writing of the claim or the commencement of that action. If any such claim or action shall be brought against an Indemnified Person and such Indemnified Person shall notify the Obligors thereof, the Obligors shall be entitled to assume the defense or settlement of any third-party claim, demand, investigation, action, suit or other legal proceeding in respect of which they are obligated to provide indemnity hereunder; provided, however, that the Obligors shall not settle or compromise any such claim, demand, investigation, action, suit or other legal proceeding without the Indemnified Person's prior written consent thereto, unless the terms of such settlement or compromise discharge and release the Indemnified Person from any and all liabilities and obligations thereunder. Notwithstanding the foregoing, (1) the Indemnified Person at all times shall have the right, at its option and expense, to participate fully in the defense or settlement of such claim, demand, investigation, action, suit or other legal proceeding; and (2) if the Obligors do not acknowledge that they have assumed responsibility for the defense or settlement of such claim, demand, investigation, action, suit or other legal proceeding within 30 days after their receipt of notice of the assertion or commencement thereof, then (a) the Indemnified Person shall have the right, but not the obligation, to undertake the defense or settlement of such claim, demand, investigation, action, suit or other legal proceeding for the account and at the risk of the Obligors, and (b) the Obligors shall be bound by any defense or settlement that the Indemnified Person may make as to such claim, demand, investigation, action, suit or other legal proceeding.
Except as expressly provided above, the Obligors shall not be liable for any amount paid by any Indemnified Person in settlement of any claim, demand, investigation, action, suit or other legal proceeding without the written consent of the Obligors.

          This Section 9.08 shall not apply to losses, liabilities, claims, damages, deficiencies, interest, judgments or expenses arising solely from actions of the Indemnified Persons with respect to Mortgaged Properties after such Indemnified Persons have either (i) foreclosed their Lien and/or security interest in same pursuant to the terms of the Security Documents or other instruments executed as security for the Obligations or (ii) entered upon and taken possession of the Mortgaged Property (as defined in the Mortgage), excluded the Borrower and MI and their agents or servants wholly therefrom and begun operating the same pursuant to Section 7.12 of the Mortgage.

     (c) If this Section 9.08 or any portion thereof shall be invalidated on any grounds by any court of competent jurisdiction, the Obligors shall nevertheless indemnify any Indemnified Person entitled to indemnification hereunder as to any expenses and liabilities paid or incurred by such Person in connection with any actual or threatened action to the fullest extent permitted by any applicable portion of this Section
9.08 that shall not have been invalidated, to the fullest extent permitted by applicable law.

     Section 9.09. Liability of the Agent as Issuing Bank. The Obligors assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Agent nor any of its officers or directors shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Agent against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including the Agent's own negligence), except that the Obligors shall have a claim against the Agent, and the Agent shall be liable to the Obligors, to the extent of any direct, as opposed to consequential, damages suffered by either of the Obligors which either of the Obligors prove were caused by (i) the Agent's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (ii) the Agent's failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Agent may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

     Section 9.10. Survival of Certain Provisions. All obligations of the Obligors provided for in Sections 2.08, 2.09, 2.11(c), and 9.08 shall survive any termination of this Agreement and any termination of the Commitments.

     Section 9.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     Section 9.12. Survival of Representations, etc. Except as provided in Article IV hereof, all representations, warranties and covenants contained herein or made in writing by or on behalf of the Borrower, MI, or any Guaranteeing Affiliate in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances, the issuing of the Letters of Credit and any investigation made by or on behalf of the Banks, none of which shall diminish any Bank's right to rely on any thereof.

     Section 9.13. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

     Section 9.14.     Release of Guarantors.  The Banks hereby agree that
(i) they shall release a Guaranteeing Affiliate from its guaranty obligations under its Guaranty upon the sale, transfer, dissolution or liquidation of such Guaranteeing Affiliate provided no Default then exists hereunder but, if the immediate parent of such Guaranteeing Affiliate is not MI, and if such parent is not then obligated to the Banks under a Guaranty in respect of all investments, loans or advances for which such Guaranteeing Affiliate is liable under the Guaranty to be released, such obligation to release shall be expressly conditioned upon the execution and delivery by such parent of a Guaranty (or replacement Guaranty) obligating such parent (without duplication) for the payment of sums for which it is then liable under its existing Guaranty (if any) and of sums for which such Guaranteeing Affiliate is liable under the Guaranty to be released. Each of the Banks hereby consents to the execution of any such release by the Agent acting on behalf of the Banks and (ii) all sums repaid or distributed in respect of equity from such Guaranteeing Affiliate to the Person whose funds gave rise to the Guaranty obligation shall be credited toward the release of such Guaranteeing Affiliate's Guaranty. Guaranties shall be released in chronological order upon written request of the Guaranteeing Affiliate at the time such sums repaid or distributed in respect of equity and not previously utilized hereunder equal the amount of the oldest Guaranty then outstanding.

     Section 9.15. Joinder by MI. MI joins in the execution hereof to evidence its approval of the terms and conditions herein set forth and its agreement to be bound by such terms and conditions and to perform the obligations of MI set forth herein and in the other Credit Documents and any other document executed by the Borrower and/or MI as security for the Obligations. In respect of each such obligation which is also an obligation of the Borrower, MI and the Borrower shall be jointly and severally obligated thereon.

     Section 9.16. Disclosures. Every reference in this Agreement or any other Credit Document to disclosures of either Obligor in writing (except the Financial Statements), to the extent that such references refer or are intended to refer to disclosures at or prior to the execution of this Agreement, shall be deemed strictly to refer only to written disclosures delivered concurrently with the execution hereof. It is the intention of the parties that such disclosures are to be limited to those presented in an orderly manner at the time of entering into this Agreement and are not to be deemed to include expressly or impliedly any disclosures which may have been previously delivered from time to time, except to the extent that such disclosures are again presented concurrently with the execution hereof.

     Section 9.17. Business Loans. The Borrower warrants and represents that the Advances evidenced, respectively, by the Notes are and shall be for business, commercial, investment or other similar purposes and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One ("Chapter One") of the Texas Credit Code. At all such times, if any, as Chapter One shall establish the Maximum Rate shall be the "indicated rate ceiling" (as such term is defined in Chapter One) from time to time in effect.

     Section 9.18. Usury Not Intended. It is the intent of each Obligor and each Bank in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Bank and each Bank's Pro Rata Share of the LC Obligations including such applicable laws of the State of Texas and the United States of America from time to time in effect. In furtherance thereof, the Banks and the Obligors stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances or the LC Obligations, include amounts which by applicable law are deemed interest which would exceed the maximum amount of nonusurious interest permitted by applicable law, then such excess shall be deemed to be a mistake and each Bank receiving same shall credit the same on the principal of its Note or its Pro Rata Share of the LC Obligations (or if such Note or LC Obligations shall have been paid in full, refund said excess to the payor thereof). In the event that the maturity of the Notes, or the LC Obligations, or any of them, are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum nonusurious amount permitted by applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes or LC Obligations (or, if the applicable Notes or LC Obligations shall have been paid in full, refunded to the payor of such interest), The provisions of this paragraph shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

     Section 9.19. Governing Law. THIS AGREEMENT, THE NOTES AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS. PURSUANT TO ARTICLE 15.10(b) of CHAPTER 15 ("CHAPTER 15") OF THE TEXAS CREDIT CODE, THE PARTIES HERETO EXPRESSLY AGREE THAT CHAPTER 15 SHALL NOT APPLY TO THIS AGREEMENT OR TO ANY LOAN, NOR SHALL THIS AGREEMENT OR ANY LOAN BE GOVERNED BY OR BE SUBJECT TO THE PROVISIONS OF CHAPTER 15 IN ANY MANNER WHATSOEVER.

     PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A LOAN AGREEMENT IN WHICH THE AMOUNT INVOLVED IN THE LOAN AGREEMENT EXCEEDS $50,000 IN VALUE IS NOT ENFORCEABLE UNLESS THE LOAN AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY'S AUTHORIZED
REPRESENTATIVE.

     THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN LOAN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE LOAN AGREEMENT. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     Section 9.20. Waivers. Each of the parties hereto recognizes that in matters related to this Agreement, it may be entitled to a trial in which matters of fact are determined by a jury (as opposed to a trial in which such matters are determined by a federal or state judge). Each of the undersigned also recognizes that one of the remedies available to it in any trial may, under certain circumstances, be the right to receive damages in excess of those actually sustained by it. In the past, in some instances, such damages have equaled or exceeded the amount of actual damages.

     (a) TO THE MAXIMUM EXTENT NOW PERMITTED BY LAW, EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY EXEMPLARY OR PUNITIVE DAMAGES, OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

     (b) EACH OF THE UNDERSIGNED HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE AGENT OR ANY BANK OR THE AGENT'S OR ANY BANK'S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT THE AGENT OR SUCH BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH OF THE UNDERSIGNED ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO OR BECOME A PARTY WITH RESPECT TO THIS TRANSACTION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.


     EXECUTED as of the 29th day of November, 1994.

                              OBLIGORS:

                              MESA INC.


                           By:/s/ Stephen K. Gardner
                              ---------------------------------------------
                              Name:
                              Title:


                              MESA OPERATING CO.


                           By:/s/ Stephen K. Gardner
                              ---------------------------------------------
                              Name:
                              Title:


                              AGENT:

                              SOCIETE GENERALE,
                                SOUTHWEST AGENCY


                              By:/s/ (?)
                                 ------------------------------------------
                                 Matthew C. Flanigan
                                 First Vice President


                              By:/s/ Louis Parkerson Laville, III
                                 ------------------------------------------
                                 Louis Parkerson Laville, III
                                 Vice President


                              BANKS:

                              SOCIETE GENERALE,
                                SOUTHWEST AGENCY


                              By:/s/ (?)
                                 ------------------------------------------
                                 Matthew C. Flanigan
                                 First Vice President


                              By:/s/ Louis Parkerson Laville, III
                                 ------------------------------------------
                                 Louis Parkerson Laville, III
                                 Vice President